Exhibit 99.1

[TERM LOAN B AND REVOLVING

CREDIT AGREEMENT]

UNLISTED CUSIP No.:

CREDIT AGREEMENT

dated as of November 20, 2006

among

THE NASDAQ STOCK MARKET, INC.,

as Borrower,

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent,

Swingline Lender and Issuing Bank

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger,

BANC OF AMERICA SECURITIES LLC

and

DRESDNER KLEINWORT SECURITIES LLC,

as Joint Bookrunning Managers,

and

DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES,

as Syndication Agent

Cahill Gordon & Reindel llp

80 Pine Street

New York, New York 10005

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-iii-

SECTION 9.15	No Advisory or Fiduciary Responsibility	118
SECTION 9.16	Additional Agreements	119

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SCHEDULES:

Schedule 1.03	–	Mortgaged Property

Schedule 1.04	–	Investment Policy

Schedule 1.06	–	Excluded Subsidiaries

Schedule 1.08	–	Specified Liberty Restructuring

Schedule 1.09	–	Specified Subsidiary Restructuring

Schedule 2.01	–	Commitments

Schedule 3.05	–	Real Property

Schedule 3.06	–	Disclosed Matters

Schedule 3.12	–	Subsidiaries

Schedule 4.01(e)	–	Closing Index

Schedule 6.01	–	Existing Indebtedness

Schedule 6.02	–	Existing Liens

Schedule 6.04	–	Existing Investments

Schedule 6.10	–	Existing Restrictions

Schedule 9.01	–	Administrative Agent’s Office

Schedule 9.04	–	Processing and Recordation Fees

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption

Exhibit B	–	Form of CAM Agreement

Exhibit C	–	Form of Borrowing Request

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CREDIT AGREEMENT dated as of November 20, 2006 (this “Credit Agreement” or this “Agreement”), among THE NASDAQ STOCK MARKET, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank.

The Borrower requested that (a) the Tranche B Lenders extend credit in the form of Tranche B Term Loans on the Funding Date in an aggregate principal amount not in excess of $750,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Bank issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the aggregate Revolving Exposures will not exceed $75,000,000 at any time. In addition, the Borrower may request that prospective Additional Lenders agree to make available Incremental Loans pursuant to Section 2.20 from time to time after the Funding Date in an aggregate amount not to exceed $400,000,000.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Acceptable Bank” means (i) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A2 or higher by S&P, F2 or higher by Fitch Ratings Ltd or P2 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (ii) any other bank or financial institution approved by the Administrative Agent.

“Additional Lenders” has the meaning assigned to such term in Section 2.20(c).

“Additional Subordinated Debt” means unsecured Indebtedness of the Borrower that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of (i) in the case of convertible Indebtedness, changes in control on terms that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance or (ii) in the case of other Indebtedness, asset sales and changes in control on terms that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance) prior to the date that is 180 days after the Tranche B Maturity Date or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans or while any Commitments from Additional Lenders to make Incremental Loans remain in effect, 180 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated, (b) contains subordination provisions and, if Guaranteed, Guarantee release provisions, in each case that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance, (c) contains covenants and events of default that (i) in the case of convertible Indebtedness, are not less favorable (taken as a whole) in any material respect to the Lenders than the comparable terms of the Convertible Notes as determined in good faith by senior management of the Borrower or (ii) in the case of other Indebtedness, are determined in good faith by senior management of the Borrower to be market terms on the date of issuance, provided that such covenants and events of default are not (taken as a whole) materially more restrictive than the covenants and events of default contained in this Agreement (as determined in good faith by senior management of the Borrower) and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, (d) bears interest at a fixed rate that is a market rate of interest on the date of issuance of such Indebtedness as determined by the Borrower’s board of directors in good faith and (e) at the option of the Borrower, may contain market optional redemption provisions.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.

“Applicable Rate” means, for any day with respect to any:

(a) Revolving Loans, 1.25% with respect to Base Rate Loans, and 2.25% with respect to Eurodollar Loans; and

(b) Term Loans, 1.25% with respect to Base Rate Loans, and 2.25% with respect to Eurodollar Loans.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger.

“Assignee Group” means one or more Approved funds that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Bidco” means any member of the Group (provided it is the Borrower or a Wholly-Owned Subsidiary of the Borrower) which makes the Offer.

“Black-out Days” has the meaning set forth in Section 5.16.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Loan Agreement” means the Bridge Loan Agreement dated the date hereof among the Borrower, the Tranche C Additional Borrower, the lenders party thereto, and Banc of

America Bridge LLC, as administrative agent, as the same may be amended, restated, modified or refinanced from time to time.

“Bridge Loan Documents” means the “Loan Documents” and the “Exchange Note Indenture,” each as defined in the Bridge Loan Agreement.

“Bridge Loans” means “Loans” as defined in the Bridge Loan Agreement, and Exchange Notes issued in exchange for Rollover Loans in accordance with and as defined in Section 2.01 of the Bridge Loan Agreement.

“Broker Dealer Subsidiary” means any Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or in fact are closed in, the state where the Administrative Agent’s Office is located, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“CAM Agreement” has the meaning set forth in Section 9.16.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, actually received insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c) and (iii) made by the Borrower or any Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certain Funds Loan” means any Loans utilized for

(a) a Liberty Equity Acquisition or a Liberty Bond Redemption;

(b) the Refinancing; or

(c) payment of fees, costs and expenses in relation to the matters referred to in paragraphs (a) and (b) above including for the avoidance of doubt, fees, costs and expenses payable pursuant to the Loan Documents, the Tranche C Loan Documents, the Bridge Loan Documents, the issuance of Perpetual Preferred Stock pursuant to the Perpetual Preferred Stock Purchase Agreement, Permitted Bridge Refinancings and the other Transactions on any Funding Date.

“Certain Funds Loan Parties” means the Borrower, the Tranche C Additional Borrower, Bidco, Nasdaq Execution Services, LLC and each other Subsidiary of the Borrower (excluding, for the avoidance of doubt, any member of the Liberty Group) that, as of the date of the most recently available consolidated balance sheet of the Borrower, has assets equal to or greater than 10% of the total assets of the Borrower and its subsidiaries (calculated (as of the date of the most recently available consolidated balance sheet of the Borrower) on a consolidated basis, taken as a whole, but excluding for such purposes the Liberty Group).

“Certain Funds Period” means the period beginning on the date of this Agreement and ending on the later of:

(a) the date on which the Liberty Equity Acquisition Certain Funds Period ends; and

(b) the date on which the Liberty Bond Redemption Certain Funds Period ends.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are not Continuing Directors, (c) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in any Subordinated Debt Documents, any indenture or agreement in respect of Material Indebtedness (other than (a) a Change in Control or similar provision under the Liberty Bonds or any Permitted Liberty Indebtedness which occurs as a result of the Liberty Transaction and (b) the assumption by The NASDAQ Stock Market LLC of the obligations of the Borrower under the Convertible Notes, provided such assumption of obligations does not constitute a “Fundamental Change” (as defined in the Convertible Notes Indenture) granting the holders of Convertible Notes the right to exercise a “put option” as a result thereof) of the Borrower or any Subsidiary or any certificate of designations (or other provision of the organizational documents of the Borrower) relating to any Qualified Equity Interests or (d) the Tranche C Additional Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“City Code” means the City Code on Takeovers and Mergers.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans, Incremental Term Loans, Incremental Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche B Commitment or a commitment in respect of any Incremental Term Loans or Incremental Revolving Loans. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Clean-up Default” means a Default existing during the Clean-up Period to the extent that it (or any representation or undertaking which causes such Default) occurs at the Liberty Group (or any obligation to procure or ensure in relation to the Liberty Group).

“Clean-up Period” means, with respect to the definition of “Permitted Liberty Indebtedness,” Section 6.01, Section 6.02 and Section 6.10 (and with respect to any Event of Default related thereto), the period from the Funding Date through and including the date which is 120 days thereafter and, with respect to any other provisions of this Agreement, the period from the Funding Date through and including the date which is 180 days thereafter.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and shall also include the Mortgaged Properties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Loan Documents, and its successors.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties (other than the Tranche C Additional Borrower) and the Collateral Agent (as defined therein), substantially in the form of the Guarantee and Collateral Agreement executed in connection with the Existing Credit Agreement, with such other changes as reasonably required or agreed to by the Administrative Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received (1) from each Loan Party (other than the Tranche C Additional Borrower) (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of each such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) with respect to any Loan Party that directly owns Equity Interests of a Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Collateral Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of (but no more than 65% of the voting power of such Equity Interests of) such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Loan Party and such Foreign Subsidiary and (2) a Foreign Pledge Agreement from the Tranche C Additional Borrower;

(b) all outstanding Equity Interests of each Subsidiary (other than TRF, the RIE, The Independent Research Network, LLC, The Nasdaq Educational Foundation, Inc., The NASDAQ Stock Market LLC and Nasdaq Insurance Agency LLC) and all other Equity Interests, including without limitation, Equity Interests of Liberty (but excluding Liberty Series B Shares and the Liberty Deferred Shares), in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary or the Tranche C Additional Borrower or (ii) Equity Interests of Subsidiaries that are not directly held by such Loan Parties) and the Collateral Agent shall have received certificates (or in the case of entities with uncertificated Equity Interests, issuer acknowledgments) or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and the Foreign Pledge Agreements and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement and the Foreign Pledge Agreements, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment, Tranche B Commitment or commitment in respect of any Incremental Term Loans or Incremental Revolving Loans or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period (including, for the avoidance of doubt, any non-cash dividend payment on any Preferred Qualified Equity, to the extent included in consolidated interest expense for such period), (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) any break funding payment made pursuant to Section 2.16. Notwithstanding the foregoing, Consolidated Cash Interest Expense shall be deemed to be (a) for the fiscal quarter during which the Funding Date occurs (such fiscal quarter, “Initial Quarter”), an amount equal to the Consolidated Cash Interest Expense for such Initial Quarter calculated on a Pro Forma Basis after giving effect to the Transactions occurred in such quarter as if such had occurred at the beginning of such quarter (such amount, the “Initial Quarter Consolidated Cash Interest Expense”), (b) for the four fiscal quarter period ending with the end of the Initial Quarter, the Initial Quarter Consolidated Cash Interest Expense, multiplied by four, (c) for the four fiscal quarter period ending with the end of the first fiscal quarter ending after the end of the Initial Quarter (such first full fiscal quarter, the “First Full Fiscal Quarter”), the product of (x) the sum of the actual Consolidated Cash Interest Expense for the First Full Fiscal Quarter plus the Initial Quarter Consolidated Cash Interest Expense, multiplied by (y) two, and

(c) for the four fiscal quarter period ending with the end of the second fiscal quarter ending after the Initial Quarter (such two full fiscal quarters after the end of the Initial Quarter, the “First Two Full Fiscal Quarters”), the product of (x) the sum of the actual Consolidated Cash Interest Expense for the First Two Full Fiscal Quarters plus the Initial Quarter Consolidated Interest Expense, multiplied by (y) 4/3.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (including, for the avoidance of doubt, any non-cash dividend payment on any Preferred Qualified Equity, to the extent deducted in determining Consolidated Net Income for such period), (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any non-recurring non-cash charges for such period, (v) non-recurring fees and expenses incurred during such period in connection with the December 2005 Transactions and/or the May 2006 Transactions (including, without limitation, the phase 3 cancellation charge in connection with the Instinet Acquisition), (vi) non-recurring charges incurred during such period in respect of restructurings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an amount not to exceed $30.0 million during the term of this Agreement and $15.0 million during any one fiscal year of the Borrower, (vii) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower, (viii) non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets, (ix) the aggregate amount of all deferred financing fees and expenses incurred during such period in connection with the Transactions, all non-recurring fees and expenses (excluding interest charges) paid during such period in connection with the Transactions (including, without limitation, fees and expenses incurred in connection with the issuance or extinguishment of debt incurred in connection with the Transaction (including any Permitted Bridge Refinancing)) and related fees and expenses paid to advisors (but excluding cash expenses or charges incurred or paid in connection with the Specified Liberty Restructuring Transactions), (x) all non-cash expenses or charges (to the extent not included in (ix) above) incurred during such period in connection with the Specified Liberty Restructuring Transactions and (xi) cash expenses or charges incurred during such period in connection with the Specific Liberty Restructuring Transactions in an aggregate amount since the Effective Date not to exceed $45.0 million, and minus (b) without duplication and (except in the case of clause (i) to the extent included in determining such Consolidated Net Income), the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(vii) of this paragraph in any prior period, (ii) any extraordinary gains for such period, (iii) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, (iv) any income relating to defined benefits pension or post-retirement benefit plans and (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, all determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be (a) for the fiscal quarter during which the Funding Date occurs (such fiscal quarter, “Initial

Quarter”), an amount equal to the Consolidated EBITDA for such Initial Quarter calculated on a Pro Forma Basis after giving effect to the Transactions occurred in such quarter as if such had occurred at the beginning of such quarter (such amount, the “Initial Quarter Consolidated EBITDA”), (b) for the four fiscal quarter period ending with the end of the Initial Quarter, the Initial Quarter Consolidated EBITDA, multiplied by four, (c) for the four fiscal quarter period ending with the end of the first fiscal quarter ending after the end of the Initial Quarter (such first full fiscal quarter, the “First Full Fiscal Quarter”), the product of (x) the sum of the actual Consolidated EBITDA for the First Full Fiscal Quarter plus the Initial Quarter Consolidated EBITDA, multiplied by (y) two, and (d) for the four fiscal quarter period ending with the end of the second fiscal quarter ending after the Initial Quarter (such two full fiscal quarters after the end of the Initial Quarter, the “First Two Full Fiscal Quarters”), the product of (x) the sum of the actual Consolidated EBITDA for the First Two Full Fiscal Quarters plus the Initial Quarter Consolidated Interest Expense, multiplied by (y) 4/3.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary (other than any Broker Dealer Subsidiary and other than the RIE) to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any of its Organizational Documents, a Requirement of Law or any agreement or instrument applicable to such Subsidiary (including any agreement, arrangement or understanding with the FSA), except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary in receipt of such cash dividend or other cash distribution would be excluded from Consolidated Net Income pursuant to this definition) during such period, (b) the income of any Broker Dealer Subsidiary (i) to the extent that the declaration or payment of dividends or other distributions by such Broker Dealer Subsidiary of that income is not at the time permitted by any of its Organizational Documents or any agreement or instrument applicable to such Broker Dealer Subsidiary (other than any agreement or instrument with such Broker Dealer Subsidiary’s applicable Governmental Authorities) and (ii) other than to the extent that such Broker Dealer Subsidiary reasonably believes, in good faith, that such income could be distributed, declared and paid as a dividend or similar distribution without causing such Broker Dealer Subsidiary’s capital to be at or below the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital (but for the avoidance of doubt, cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary in receipt of such cash dividend or other cash distribution would be excluded from Consolidated Net Income pursuant to this definition) by such Broker Dealer Subsidiary during such period shall be included in Consolidated Net Income for such period), (c) the income of the RIE (i) to the extent that the declaration or payment of dividends or other distributions by the RIE of that income is not at the time permitted by any of its Organizational Documents or any agreement or instrument applicable to it (other than any agreement or instrument with the RIE’s applicable Governmental Authorities) and (ii) other than to the extent that the RIE reasonably believes, in good faith, that such income could be distributed, declared and paid as a dividend or similar distribution without causing its capital to be at or below the highest level at which dividends by the RIE may be restricted, other activities undertaken by the RIE may be limited or other regulatory actions with respect to the RIE may be taken, in each case by applicable Governmental Authorities based upon such capital (but, for the avoidance of doubt, cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary in receipt of such cash dividends or other cash distribution would be excluded from Consolidated Net Income pursuant to this definition) by the RIE during such period shall be included in Consolidated Net Income for such period), (d) the income of any Person (other than the Borrower or any Subsidiary) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period and (e) the income of any non-Wholly-Owned Subsidiary (whether or not consolidated for financial reporting purposes with the Borrower) attributable to minority equity interests in such Subsidiary held by Persons other than the Borrower and its Wholly-Owned Subsidiaries. For purposes of calculating a Broker Dealer Subsidiary’s or the RIE’s capital at any time pursuant to clause (b)(ii) or clause (c)(ii) of this definition, as applicable, receivables that are less than 30 days old at such time and are reasonably expected to be collected shall be deemed to be cash in an amount equal to 80% of the balance sheet value of such receivables.

“Continuing Director” means (a) any member of the Board of Directors of the Borrower who was a member of the Board of Directors of the Borrower on the Effective Date and (b) any individual who becomes a member of the Board of Directors of the Borrower after the Effective Date if such individual was appointed, elected or nominated for election to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors then still in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the Series A Convertible Notes and the Series B Convertible Notes.

“Convertible Notes Documents” means the Convertible Notes Indenture and all side letters, instruments, agreements and other documents evidencing or governing the Convertible Notes, providing for any right in respect thereof, affecting the terms thereof or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Convertible Notes Indenture” means the Indenture dated as of April 22, 2005, between the Borrower (or any Subsidiary substituted therefor pursuant to the terms and conditions set forth therein) and Law Debenture Trust Company of New York, as trustee, in respect of the Convertible Notes.

“Convertible Notes Investor” means Norway Acquisition SPV, LLC, a Delaware limited liability company.

“Court” means the courts of England and Wales.

“December 2005 Credit Agreement” means that certain Credit Agreement dated December 8, 2005 by and among the Borrower, the lender party thereto, JPMorgan Chase Bank, N.A., as administrative agent thereunder, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent thereunder.

“December 2005 Transactions” means “Transactions” as defined in the December 2005 Credit Agreement.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Enforcement Action” means each of the following actions by or required by a Lender, the Administrative Agent, the Swingline Lender, the Issuing Bank or the Collateral Agent:

(a) cancellation of any of its Commitments under the Loan Documents;

(b) exercise of any of its rights under Article VII (Events of Default), including making of any demand for repayment, acceleration or cancellation or calling for cash collateral for any outstanding Letter of Credit;

(c) enforcement of any Security Document or other guarantee or Lien given in connection with the Loan Documents;

(d) rescission, termination or cancellation of the Loan Documents or any of the Facilities or the exercise of any similar right or remedy to make or enforce any claim under the Loan Documents; and

(e) refusal to participate in the making of any Loan or the issuance of any Letter of Credit.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 180 days after the Tranche C Maturity Date (other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in the Convertible

Notes Documents), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests, and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a) the consolidated net income (or loss) of the Borrower and the Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses (including non-cash expenses with respect to the issuance of stock options and deferred income taxes) deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of (x) the reclassification of items from short-term to long-term or vice-versa or (y) the reduction of Closing Date Receivables (as defined in the VAB Transaction Agreement) the proceeds of which are paid to VAB Acquisition Sub pursuant to the VAB Transaction Agreement), (ii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year, (ii) the amount, if any, by which Net

Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such fiscal year; minus

(e) the sum of (i) Capital Expenditures made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans or paid for with insurance proceeds ), by issuing Equity Interests (other than to the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA) and (ii) cash consideration paid during such fiscal year to make Permitted Acquisitions, the Liberty Equity Acquisitions and the Liberty Transaction (except to the extent financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the aggregate Revolving Commitments or the commitments in respect of such other revolving credit facilities, as the case may be), (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d), (iii) Tranche C Term Loans prepaid pursuant to Section 2.11(c) or (d) of the Tranche C Credit Agreement and (iv) repayments or prepayments of Long-Term Indebtedness financed (A) by incurring other Long-Term Indebtedness, to the extent that repayments or prepayments in respect of such other Long-Term Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made, (B) by issuing Equity Interests (other than to the Borrower or any Subsidiary), (C) through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or (D) using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA; minus

(g) the aggregate amount of Restricted Payments made by the Borrower or Liberty in cash during such fiscal year pursuant to clause (iii) of Section 6.08(a).

“Excess Tranche C Borrowing Prepayment” means the prepayment at any time on or before the third Business Day after the end of the Certain Funds Period of Tranche C Term Loans borrowed during the Certain Funds Period which amounts were not applied to fund Liberty Equity Acquisitions or Liberty Bond Redemptions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated May 19, 2006 by and among the Borrower, the lenders party thereto and Bank of America, as administrative agent thereunder.

“Existing Credit Agreement Refinancing” means the repayment in full of all of the outstanding indebtedness under the Existing Credit Agreement and the termination of any commitments to extend credit thereunder.

“Existing Tranche C Credit Agreement” means that certain Amended and Restated Term Loan Credit Agreement dated May 19, 2006 by and among the Borrower, Nightingale Acquisition Limited, the lenders party thereto and Banc of America Bridge LLC, as administrative agent thereunder.

“Facilities” means collectively the credit and loan facilities provided for in this Agreement, the Tranche C Credit Agreement and the Bridge Loan Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means (i) any Subsidiary (other than the Tranche C Additional Borrower) that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia and (ii) any other Subsidiary (other than the Tranche C Additional Borrower) substantially all of whose assets consist of stock of controlled foreign corporations, as defined in Section 957 of the Code.

“FSA” means the UK Financial Services Authority.

“Funding Date” means the first Business Day on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02) and Loans are made hereunder.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Group” means the Borrower and its Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(d).

“Incremental Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled. For the avoidance of doubt, neither Preferred Qualified Equity nor Perpetual Preferred Stock shall be deemed Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum to be prepared for the syndication of the Loans relating to the Borrower and the Transactions.

“Instinet Acquisition” means the acquisition by the Borrower of Instinet Group Incorporated pursuant to the Instinet Merger Agreement, which occurred on December 8, 2005.

“Instinet Acquisition Documents” means the Instinet Merger Agreement, the VAB Transaction Agreement, the VAB Commitment Letters, all other agreements entered into in connection with the Instinet Acquisition or the VAB Sale and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Instinet Merger Agreement” means that certain Agreement and Plan of Merger dated as of April 22, 2005 among the Borrower, Norway Acquisition Corp. and Instinet Group Incorporated.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding any of the foregoing, until the earlier of (i) the date that is three months after the Funding Date and (ii) the completion of the initial syndication of the Commitments and Loan hereunder (as determined by the Administrative Agent), Interest Periods with respect to any Eurodollar Borrowing shall be a period agreed upon by the Administrative Agent and the Borrower. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunning Managers” means Banc of America Securities LLC and Dresdner Kleinwort Securities LLC, in their capacities as joint bookrunning managers.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means as of any date, the ratio of (a) Total Indebtedness as of such date minus the lesser of (i) cash and cash equivalents (determined in accordance with GAAP) of the Borrower and the Subsidiaries, other than cash and cash equivalents not readily available for use by the Borrower and the Subsidiaries in their discretion (including customer-segregated cash and cash equivalents and cash and cash equivalents required by applicable law or regulatory requirement to be maintained as such by the Borrower or any Subsidiary), and (ii) $75,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“Liberty” means London Stock Exchange Group plc (or its successors).

“Liberty Bond Prospectus” means the prospectus dated 4 July 2006 relating to the offering of Liberty Bonds by Liberty.

“Liberty Bond Redemption” has the meaning set forth in Section 6.08.

“Liberty Bond Redemption Certain Funds Period” means the period beginning on the date of this Agreement and ending on (and including) the Liberty Bond Redemption Date.

“Liberty Bond Redemption Date” means the date on which Liberty (or the paying agent under the Liberty Bonds) is required to pay for the redemption of the Liberty Bonds pursuant to the Liberty Bond Redemption.

“Liberty Bonds” means the 5.875% Notes due 2016 of Liberty outstanding on the date hereof as described in the Liberty Bond Prospectus.

“Liberty Deferred Shares” means the Deferred Shares in the capital of Liberty issued in connection with the Liberty Series B Shares.

“Liberty Equity Acquisition” means one or more transactions, schemes of arrangement or offers (including without limitation arrangements under the Takeovers Directive Procedure, privately negotiated transactions or open market purchases) pursuant to which the Borrower or one of its Subsidiaries acquires Liberty Shares or Equity Interests in Liberty, any parent company thereof from time to time, or any other company that is, or is the parent company of any company that conducts or performs the function of a recognized stock exchange under the UK Financial Services and Markets Act 2000 as a successor or assignee of the RIE or procures the cancellation of such Liberty Shares or Equity Interests or funds the exercise of options over or rights in respect of such Equity Interests.

“Liberty Equity Acquisition Certain Funds Period” means the period beginning on the date of this Agreement and ending on (and including) the earlier of:

(a) the date which falls 6 months after the date of the Offer Press Release; and

(b) the date on which the Offer lapses, terminates or is withdrawn.

“Liberty Facility” shall have the meaning set forth in Section 6.01.

“Liberty Group” means Liberty and its subsidiaries (provided such subsidiaries were subsidiaries of Liberty at the time of the Liberty Transaction).

“Liberty Ordinary Shares” means the ordinary shares in the capital of Liberty, allotted or issued or to be allotted or issued or rights in or over those shares (including share options).

“Liberty Series B Shares” means the B shares in the capital of Liberty allotted or issued or to be allotted or issued or rights in or over those shares (including share options).

“Liberty Shares” means any shares in the capital of Liberty (including the Liberty Series B Shares) allotted or issued or to be allotted or issued or rights in or over those shares (including share options).

“Liberty Transaction” means a transaction pursuant to which Liberty will become a Subsidiary of the Borrower with effect from the Unconditional Date.

“LIBO Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, any Incremental Facility Amendment, the Tranche C Credit Agreement, the Collateral Agreement and the other Security Documents and the Restructuring Letter and, solely for purposes of clause (e) of Article VII, the confidential Bank Fee Letter dated November 20, 2006 among the Borrower, Banc of America Securities LLC, Bank of America, N.A., Dresdner Kleinwort Securities LLC and Dresdner Bank AG New York and Grand Cayman Branches.

“Loan Parties” means the Borrower, the Tranche C Additional Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Major Event of Default” means any Event of Default arising under any of the following provisions (but only insofar as relates to the Certain Funds Loan Parties):

(i) Article VII (Events of Default) clauses (a) and (b), provided that there shall be no Event of Default resulting from non-payment by a Loan Party arising from a demand or acceleration of any Loan Document, any Tranche C Loan Document, any

Bridge Loan Document or any Permitted Bridge Refinancing document or Preferred Documents (as defined in the Preferred Perpetual Stock Purchase Agreement) resulting otherwise than from a Major Event of Default;

(ii) Article VII (Events of Default) clause (c) by virtue of a breach of the representations set out in paragraph (a) of Section 3.01 (Organization; Powers) or paragraph (a) of Section 3.02 (Authorization; Enforceability);

(iii) Article VII (Events of Default) clause (d) by virtue of a breach of the covenants set out in Section 5.17(a) (Offer Press Release) or (b) (Offer Document), Section 6.01 (Indebtedness; Certain Equity Securities), Section 6.02 (Liens) or Section 6.16 (Amendments to Offer), provided that, in each case, there shall be no Major Event of Default resulting from a breach by any Certain Funds Loan Party of its obligations to procure or not to procure or not to permit its subsidiaries (which are not Certain Funds Loan Parties) to take the actions referred to in such Sections; and

(iv) Article VII (Events of Default) clauses (h), (i) or (j).

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“May 2006 Transactions” means the “Transactions,” as defined in the Existing Credit Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.03, and includes each other parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAL” means Nightingale Acquisition Limited, a company incorporated under the laws of England and Wales.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding (x) any reasonable interest payments and (y) the portion of any tax refund received that is payable to SLP pursuant to Sections 4.6 and 4.7 of the VAB Transaction Agreement), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all customary fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction. Without limiting the generality of the foregoing, proceeds received in any Prepayment Event of the type described in clause (a) or (b) of the definition of Prepayment Event with respect to any Broker Dealer Subsidiary or with respect to the RIE shall not constitute Net Proceeds if and to the extent that at the time the related prepayment of Loans pursuant to Section 2.11 would be required to be made by the Borrower in good faith believes that the distribution of such proceeds to the Borrower would result in the capital of such Broker Dealer Subsidiary or the RIE, as applicable, being below the minimum capital requirement set forth by an applicable Governmental Authority for such Broker Dealer Subsidiary or the RIE, as the case may be.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash (including proceeds from the exercise of stock options) or cash equivalents, Permitted Investments and receivables representing (i) tape fees payable to the Borrower or any Subsidiary under the Borrower’s Unlisted Trading Privileges Plan or (ii) transaction fees payable to the Borrower or any Subsidiary under Exchange Act Rule 31(a)) minus (b) the consolidated current liabilities of the Borrower and the Subsidiaries as of such date (excluding deferred income tax liabilities, current liabilities in respect of Indebtedness and payables representing (i) tape fees payable by the Borrower or a Subsidiary under the Borrower’s Unlisted Trading Privileges Plan or (ii) transaction fees payable by the Borrower or any

Subsidiary under Exchange Act Rule 31(a)). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Offer” means the offers proposed to be made by Bidco substantially on the terms set out in the Offer Press Release or any replacement offers made by Bidco and contemplated in the Offer Press Release to acquire all of the Liberty Ordinary Shares and the Liberty Series B Shares not already owned by the Borrower or its Subsidiaries.

“Offer Document” means the document to be sent to the shareholders of Liberty in order to make the Offer.

“Offer Press Release” means the press announcement substantially in the agreed terms to be released by or on behalf of the Borrower or Bidco to announce the terms of the Offer.

“OFT” means the UK Office of Fair Trading.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Panel” means the Panel on Takeovers and Mergers.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of the Perfection Certificate delivered in connection with the closing of the Existing Credit Agreement with such changes as are reasonably required or agreed to by the Administrative Agent or any other form approved by the Administrative Agent but excluding any information in respect of the Liberty Group.

“Permitted Acquisition” means any acquisition by the Borrower or a Wholly-Owned Subsidiary Loan Party of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if:

(a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest),

(b) (i) at least 80% of the assets held by the Subsidiaries acquired or created in such acquisition, or the assets acquired in such acquisition, (A) are held by Domestic Subsidiaries in respect of which the Collateral and Guarantee Requirement has been satisfied within the time periods required by Section 5.12 and (B) are located in the United States of America, any State thereof or the District of Columbia and (ii) at least 80% of the aggregate revenues generated by the Subsidiaries acquired or created in such acquisition are generated by entities that are Domestic Subsidiaries in respect of which the Collateral and Guarantee Requirement has been satisfied within the time periods required by Section 5.12; provided, however, that acquisitions for which the aggregate purchase price (determined in accordance with the parenthetical in the proviso to clause (i) below) does not exceed $100,000,000 for all such acquisitions shall not be required to comply with this clause (b),

(c) at the time contractually binding obligations are incurred, no Default has occurred and is continuing or would result therefrom,

(d) such acquisition and all transactions related thereto are consummated in accordance with applicable laws,

(e) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 shall have been taken,

(f) the Borrower is in compliance, after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, with the covenants contained in Sections 6.12 and 6.13,

(g) after giving effect to such acquisition, there shall be no less than $50,000,000 of aggregate unused and available Revolving Commitments,

(h) the business of such Person or such assets (other than assets to be retired or disposed of), as the case may be, constitutes a business permitted by Section 6.03(b),

(i)(x) the Leverage Ratio, calculated after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, is less than 3.50 to 1.00 or (y) if such Leverage Ratio is not less than 3.50 to 1.00 then the aggregate purchase price (which shall be deemed to exclude any Qualified Equity Interests issued in payment of any portion of such purchase price but which shall be deemed to include (A) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (B) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(vii) or otherwise incurred in connection with such acquisition) is less than $75,000,000 individually and $200,000,000 in the aggregate, and

(j) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clauses (f) and (i) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period).

“Permitted Bridge Refinancing” means any refinancings, extensions, renewals and replacements of any Bridge Loans or unfunded commitments under the Bridge Loan Agreement (for the avoidance of doubt, regardless of whether the Bridge Loan Agreement was, or is at such time, either executed or otherwise in effect, and regardless of whether such commitments have been effected) (including pursuant to a bond offering or the issuance of Preferred Qualified Equity), provided that (x) if such Permitted Bridge Refinancing is in the form of Indebtedness, such refinancing, extending, renewal or replacement Indebtedness (A) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (B) shall not have an earlier maturity date than the later of 180 days after the Tranche C Maturity Date (as defined in the Tranche C Credit Agreement) and the Tranche B Maturity Date or a shorter weighted average life and (C) shall not contain covenants or restrictions more restrictive (taken together as a whole in any material respect) than those contained in the Bridge Documents (as in effect on the Effective Date) or than those contained in the Loan Documents and (y) if such Permitted Bridge Refinancing is in the form of Equity Interests, such Equity Interests shall be Preferred Qualified Equity.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from Permitted Investments described in clause (h) of the definition of the term “Permitted Investments”;

(h) Liens arising in connection with ordinary course non-speculative hedging arrangements and bankers’ Liens granted in the ordinary course of business relating to the operation of bank accounts maintained by the Borrower or its Subsidiaries or as part of letter of credit transactions and Liens granted in customary escrow arrangements on sales and acquisitions permitted by this Agreement;

(i) any netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements or in connection with the cash pooling activities of the Group entered into in the ordinary course of business; and

(j) customary Liens over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c) any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them or by a person whose indebtedness is rated not less than A by S&P or A2 by Moody’s (or equivalent from an internationally recognized credit rating agency) maturing within one year from the date of acquisition thereof;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) investments in commercial paper not convertible or exchangeable to any other security (i) for which a recognized trading market exists, (ii) issued by an issuer incorporated in the United Kingdom, any member state of the European Economic Area or any Participating Member State, (iii) which matures within one year after the relevant date of calculation and (iv) which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(f) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or any other Acceptable Bank;

(g) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(h) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(i) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(j) any investment accessible within 60 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch Rating Ltd or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in clauses (a) through (d) above; and

(k) investments that comply with the Investment Policy set forth on Schedule 1.04.

“Permitted Liberty Indebtedness” means:

(a) Indebtedness of any member of the Liberty Group in respect of the credit agreement at Liberty or other indebtedness or guarantees of the Liberty Group, in each case incurred prior to the Funding Date, and the incurrence of which was not procured or approved by Borrower or its Subsidiaries (excluding the Liberty Group); provided in each case that such Indebtedness (other than the Liberty Bonds) is extinguished or terminated by the end of the Clean-up Period; or

(b) Indebtedness of any member of the Liberty Group in respect of Capitalized Lease Obligations or purchase money Indebtedness, in each case incurred prior to the Funding Date and the incurrence of which was not procured or approved by Borrower or its Subsidiaries (excluding the Liberty Group); or

(c) additional Indebtedness of Liberty and/or its subsidiaries in an aggregate amount not to exceed $35.0 million at any one time outstanding (plus any guarantees thereof by Liberty and/or its subsidiaries).

“Perpetual Preferred Stock” means the Senior Perpetual Preferred Stock of the Borrower.

“Perpetual Preferred Stock Purchase Agreement” means the Purchase Agreement dated the date hereof among and between the Borrower, Banc of America Bridge LLC and Dresdner Kleinwort Securities LLC relating to the issuance and sale of Perpetual Preferred Stock.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“pound”, “pounds” or “pound sterling” or “£” denotes the lawful currency of the United Kingdom.

“Preferred Qualified Equity” shall mean preferred stock that qualifies as Qualified Equity Interests issued in a Permitted Bridge Refinancing.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including by way of merger or consolidation) of any property or asset of the Borrower or any Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (c), (e), (f), (g) and (h) of Section 6.05 and (ii)

other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $1,000,000; or

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio or the Interest Coverage Ratio for purposes of determining the prepayments required pursuant to Section 2.11(d) and for purposes of determining compliance with the financial covenants contained in Sections 6.12 and 6.13, that such calculation shall give pro forma effect to all Permitted Acquisitions or Liberty Equity Acquisitions or the Liberty Transaction, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings resulting from headcount reductions, facility closings or similar restructurings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 365 days following such Permitted Acquisition or sale, transfer or other disposition, and as certified by a Financial Officer, provided that adjustments pursuant to clause (b) shall not constitute more than 10% of Consolidated EBITDA for any four fiscal quarter period, and provided, further, that, in the case of clause (b), if cost savings are included in any pro forma calculations based on the reasonable expectation that steps necessary for realization of such cost savings will be taken within 365 days of a Permitted Acquisition or a sale, transfer or other disposition, then on and after the date that is 365 days after the date of such Permitted Acquisition or sale, transfer or other disposition, such pro forma calculations shall not give effect to such cost savings to the extent that the steps necessary for realization were not actually taken during such 365-day period); provided, further, that for purposes of giving effect to the Liberty Equity Acquisitions or the Liberty Transactions, the Borrower may rely on preliminary good faith estimates of purchase price allocation and preliminary good faith estimates of the fair value of assets acquired and liabilities assumed in connection therewith, pending the finalization of appraisals and other valuation studies.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Refinancing” means the repayment in full of all of the outstanding indebtedness under the Existing Credit Agreement and the Existing Tranche C Credit Agreement and the termination of any commitments to extend credit thereunder.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, outstanding Term Loans, unused Commitments (other than Swingline Commitments) and Tranche C Lenders having Tranche C Exposures, Tranche C Term Loans and unused Tranche C Commitments (each as defined in the Tranche C Credit Agreement), collectively, representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) and Tranche C Exposures, outstanding Tranche C Term Loans and unused Tranche C Commitments (each as defined in the Tranche C Credit Agreement) at such time.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 50%, if the Leverage Ratio at the end of such fiscal year is greater than or equal to 3.50 to 1.00, (b) 25%, if the Leverage Ratio at the end of such fiscal year is greater than or equal to 2.00 to 1.00 but less than 3.50 to 1.00, and (c) 0%, if the Leverage Ratio at the end of such fiscal year is less than 2.00 to 1.00.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any other payment

(including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

“Restructuring Letter” has the meaning set forth in Section 9.16.

“Revolving Availability Period” means the period from and including the Funding Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01 and any Incremental Revolving Loan.

“Revolving Maturity Date” means the date that is six years from the Funding Date.

“RIE” means London Stock Exchange plc (or its successors).

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Series A Convertible Notes” means the $205,000,000 aggregate principal amount of 3.75% Series A Convertible Notes due 2012 initially issued pursuant to the Convertible Notes Indenture.

“Series B Convertible Notes” means the $240,000,000 aggregate principal amount of 3.75% Series B Convertible Notes due 2012 initially issued pursuant to the Convertible Notes Indenture.

“Series D Preferred Stock” means the one share of Series D Preferred Stock of the Borrower outstanding on the Effective Date.

“SLP” means Silver Lake Partners and its affiliates.

“Specified Liberty Restructuring Transactions” means each of the transactions related to the integration of the business of the Borrower and Liberty and as further described on Schedule 1.08 hereto.

“Specified Subsidiary Restructuring Transactions” means each of the transactions related to the movement of assets and equity interests of and among the Subsidiaries as further described on Schedule 1.09 hereto.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Subordinated Debt Documents” means (a) the Convertible Notes Documents and (b) the indenture or indentures under which any Additional Subordinated Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Additional Subordinated Debt, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Subordinated Refinancing Indebtedness” means any Additional Subordinated Debt issued to refinance, redeem or repurchase (collectively, “refinance”) all or any portion of the Convertible Notes or any other Additional Subordinated Debt, provided that such Additional Subordinated Debt is in an aggregate principal amount not more than the aggregate principal amount of the Convertible Notes or Additional Subordinated Debt being refinanced (plus any accrued but unpaid interest or premium thereon (provided that such premium is either payable by the terms of the Convertible Notes or Additional Subordinated Debt being refinanced or is not more than a market premium at the time as determined in good faith by the Borrower) and reasonable expenses associated therewith).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Subsidiary other than (i) a Foreign Subsidiary, (ii) a Broker Dealer Subsidiary, (iii) the RIE, (iv) TRF and (v) the Subsidiaries set forth on Schedule 1.06.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Dresdner Bank AG New York and Grand Cayman Branches, in its capacity as syndication agent.

“Takeovers Directive Notice” means a notice issued to a Liberty shareholder by the Borrower or its Subsidiaries pursuant to Paragraph 2, Schedule 2 of the Takeovers Directive (Interim Implementation) Regulations 2006.

“Takeovers Directive Procedure” means the procedure for buying out minority shareholders of Liberty set out in Paragraph 2, Schedule 2 of the Takeovers Directive (Interim Implementation) Regulations 2006.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” mean the Tranche B Term Loans and any Incremental Term Loans.

“Total Indebtedness” means, without duplication, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as the case may be. The initial aggregate amount of the Lenders’ Tranche B Commitments is $750,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” means the date that is seven years from the Funding Date.

“Tranche B Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche C Additional Borrower” means the Additional Borrower, as defined in the Tranche C Credit Agreement.

“Tranche C Additional Borrower Intercompany Loan” has the meaning set forth in Section 6.01(a)(iv).

“Tranche C Commitment” has the meaning assigned to such term in the Tranche C Credit Agreement.

“Tranche C Credit Agreement” means that certain Term Loan Credit Agreement dated the date hereof among Borrower, NAL, as Tranche C Additional Borrower, Bank of America, as administrative agent, and the lenders party thereto, as may be amended, restated, modified or refinanced from time to time.

“Tranche C Exposure” has the meaning assigned to such term in the Tranche C Credit Agreement.

“Tranche C Lender” has the meaning assigned to such term in the Tranche C Credit Agreement.

“Tranche C Loan Documents” means “Loan Documents” as defined in the Tranche C Credit Agreement.

“Tranche C Term Loan” has the meaning assigned to such term in the Tranche C Credit Agreement.

“Transaction Costs” means all fees, costs and expense incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the consummation of the Refinancing, (c) the execution, delivery and performance of the Tranche C Loan Documents by each Loan Party (as defined in the Tranche C Credit Agreement) to which it is to be a party and the borrowing of Loans as defined therein and the use of proceeds thereof, (d) the execution, delivery and performance by each Loan Party (as defined in the Bridge Loan Agreement) of the Bridge Loan Documents and any document entered into in connection with a Permitted Bridge Refinancing in each case, to which it is to be a party, and the borrowing or issuance of Bridge Loans and/or Notes (as each such term is defined in the Bridge Loan Agreement) thereunder and/or the borrowing or issuance of any loan, note, other debt instrument and/or other security in connection with any Permitted Bridge Refinancing and the use of proceeds thereof, (e) the execution, delivery and performance by the Borrower of the Preferred Documents (as defined in the Perpetual Preferred Stock Purchase Agreement), the issuance and sale of Perpetual Preferred Stock pursuant to the Perpetual Preferred Stock Purchase Agreement and the use of proceeds thereof, (f) the Liberty Equity Acquisitions during the Certain Funds Period, (g) the Liberty Bond Redemption and (h) the payment of the Transaction Costs.

“TRF” means The Trade Reporting Facility, LLC, a Delaware limited liability company and a Subsidiary of Borrower.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Base Rate.

“UK” means the United Kingdom.

“Unconditional Date” means the date on which the Offer is declared unconditional in all respects.

“VAB Acquisition Sub” means Iceland Acquisition Corp., a Delaware corporation.

“VAB Business” has the meaning assigned to such term in the Instinet Merger Agreement.

“VAB Commitment Letters” means the equity commitment letter between SLP and VAB Acquisition Sub, and the contingency letter agreement among SLP, VAB Acquisition Sub and the Borrower, each dated as of April 22, 2005, pursuant to which SLP and VAB Acquisition Sub have committed to provide to the Borrower the cash necessary to pay the purchase price for the VAB Business as set forth in the VAB Transaction Agreement.

“VAB Sale” means the sale by the Borrower, pursuant to the VAB Transaction Agreement, of the assets, liabilities and capital stock of the subsidiaries of Instinet Group Incorporated that comprise its VAB Business to Iceland Acquisition Corp., which sale occurred on December 8, 2005.

“VAB Transaction Agreement” means that certain Transaction Agreement dated as of April 22, 2005 among the Borrower, Norway Acquisition Corp. and Iceland Acquisition Corp.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Calculations. With respect to any period during which any Permitted Acquisition, Liberty Equity Acquisition, the Liberty Transaction or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining compliance with the financial covenants contained in Sections 6.12 and 6.13, the calculation of the Leverage Ratio and Interest Coverage Ratio with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche B Term Loan to the Borrower on the Funding Date in a principal amount not exceeding its Tranche B Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period (of which not more than $5.0 million will be available for drawing on the Funding Date) in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such

Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of 25 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Tranche B Maturity Date, as the case may be.

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit C and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Tranche B Term Borrowing or a Borrowing of any Incremental Term Loan or Incremental Revolving Loan;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) other than in respect of Certain Funds Loans, that as of such date Sections 4.03(a), (b) and (c) are satisfied, and in the case of Certain Funds Loans, that as of the Funding Date in respect of Certain Funds Loans, Section 4.04 is satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, subject to clause (c) of the definition of Interest Period. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer of immediately available funds to an account of the Borrower at a bank or financial institution designated in writing by the Borrower by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Subsidiary so long as the Borrower and such Subsidiary are co-applicants), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent not later than 10:00 a.m., New York City time, at least two Business Days (or such shorter period as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, renewal or extension, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $10,000,000 and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments. Notwithstanding the foregoing, the Issuing Bank shall not be under any obligation to issue any Letter of Credit:

(A) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Bank in good faith deems material to it,

(B) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, or

(C) during the continuance of a Default.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt, provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b) or to the extent that after the Revolving Availability Period any LC Exposure remains outstanding. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense (provided that such cash collateral shall be invested solely in investments that provide for preservation of capital), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by wire transfer of the amounts so received, in immediately available funds, to an account and at a bank or financial institution designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Funding Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date; provided that in any event, all Commitments hereunder shall automatically terminate if the Offer Press Release has not been released on or prior to the date that is five Business Days after the date of this Agreement.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures (excluding, in the case of any termination of the Revolving Commitments, the portion of the Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to such Letters of Credit and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the

Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Tranche B Term Borrowings on March 31, June 30, September 30 and December 31

of each year, commencing with the first such date to occur after the first full fiscal quarter after the Funding Date, in an amount equal to $1,875,000, with the balance payable on the Tranche B Maturity Date.

(b) To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(c) Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section or, except as otherwise provided in any Incremental Facility Amendment, pursuant to the corresponding section of such Incremental Facility Amendment, (i) in the case of prepayments made pursuant to Section 2.11(a), at the direction of the Borrower and (ii) in the case of prepayments made pursuant to Section 2.11(c) or (d), ratably to the remaining amortization payments set forth in paragraph (a) above.

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that all optional prepayments of Tranche B Term Loans shall be made with a simultaneous optional prepayment of Tranche C Term Loans under the Tranche C Credit Agreement on a pro rata basis based on the then outstanding amounts of Tranche B Term Loans and Tranche C Term Loans (except that Excess Tranche C Borrowing Prepayments may be applied toward the prepayment of outstanding Tranche C Term Loans without making a corresponding prepayment of Tranche B Term Loans).

(b) In the event and on such occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Tranche B Term Loans (together with Tranche C Term Loans under the Tranche C Credit Agreement (to the extent required to be prepaid in connection with such Prepayment Event)) on a pro rata basis based on the then outstanding amounts of Tranche B Term Loans and Tranche C Term Loans; provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment

Event”, if the Borrower and the Subsidiaries apply the Net Proceeds from such event (or a portion thereof) within 270 days after receipt of such Net Proceeds and at a time when no Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries (provided that the Borrower has delivered to the Administrative Agent within three Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided that, with respect to a Prepayment Event of the type described in clause (a) or (b) of the definition of Prepayment Event with respect to the RIE, no prepayment of Loans with Net Proceeds therefrom shall be required pursuant to this paragraph until the date that is the later of (a) 270 days after the receipt of such Net Proceeds and (b) 90 days after the end of the calendar year during which such Prepayment Event occurred.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2007, the Borrower shall prepay Tranche B Term Loans (together with Tranche C Term Loans under the Tranche C Credit Agreement (to the extent required to be prepaid with such Excess Cash Flow) on a pro rata basis based on the then outstanding amounts of Tranche B Term Loans and Tranche C Term Loans) in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by the aggregate amount of prepayments of Tranche B Term Loans made pursuant to Section 2.11(a) during such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche B Term Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. Prepayments of Tranche B Term Loans shall be applied to reduce scheduled prepayments required pursuant to Section 2.10(a) on a pro rata basis among the then remaining principal amount of scheduled prepayments after giving effect to all prior reductions thereto.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 12:00 noon New York City time, on the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, except in the case of partial prepayment of ABR Loans, which interest shall be payable on the next scheduled interest payment date.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to 0.50% per annum on the actual daily unused amount of the Revolving Commitment of such Lender during the period from and including the Funding Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year (accruing through the last day of each month) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective

Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the LIBO Rate); or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The written demand shall include the original or a copy of a receipt, if available, issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Borrower and the Administrative Agent (as applicable), together with a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative

Agent the original or a certified copy of a receipt, if available, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent (as applicable) and each Lender shall furnish from time to time to the Borrower and the Administrative Agent (as applicable), or to such other Person(s) as the Borrower or the Administrative Agent may designate, such forms, certificates and documentation (including Internal Revenue Service Forms W-8 and W-9) that the Administrative Agent or Lender is legally able to furnish and as may be necessary or appropriate to obtain any reduction of or exemption from any withholding or other Tax imposed by any Governmental Authority on payments made under any Loan Document. Each Lender and the Administrative Agent shall provide such forms, certificates and documentation at the following times: (i) prior to becoming a party to this Agreement; (ii) prior to the expiration of any previously delivered form; (iii) upon a change in law or circumstances requiring or making appropriate a new or additional form, certificate or documentation; and (iv) when reasonably requested by the Borrower or the Administrative Agent (as applicable).

(f) If the Administrative Agent, the Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the

Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Incremental Loans.

(a) At any time and from time to time after the earlier of (i) the date that is three months after the Funding Date and (ii) the completion of the syndication of the Facilities (as determined by the Joint Bookrunning Managers) and, with respect to Incremental Revolving Commitments, prior to the Revolving Maturity Date, and, with respect to Incremental Term Loans, prior to the Tranche B Maturity Date, in each case subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to (x) increase the existing Revolving Commitments (“Incremental Revolving Commitments” and Loans made pursuant to such Incremental Revolving Commitments, “Incremental Revolving Loans”) and/or (y) add one or more additional tranches of term loans (the “Incremental Term Loans” and, together with Incremental Revolving Loans, “Incremental Loans”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Section 6.12 and 6.13 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower, (C) the Incremental Loans shall constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Convertible Notes Documents and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) and (C) above, together with all calculations relevant thereto, including reasonably detailed calculations demonstrating compliance with clause (B) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Loans shall not exceed $400,000,000, of which not more than $100,000,000 may be Incremental Revolving Loans. Each tranche of Incremental Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $100,000,000, in the case of Incremental Term Loans, and $25,000,000, in the case of Incremental Revolving Loans, provided that such amount may be less than $100,000,000 or $25,000,000, as the case may be, if such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Loans or Incremental Revolving Loans, respectively, set forth above.

(b) The Incremental Term Loans (i) shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Tranche B Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Tranche B Term Loans and (iii) other than amortization, pricing or maturity date, shall have the same terms as the Tranche B Term Loans, provided that (A) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to any Incremental Term Loan exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Tranche B Term Loans) relating to the Tranche B Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.25%, the Applicable Rate relating to the Tranche B Term Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to such Incremental Term Loans minus 0.25%, (B) any Incremental Term Loan shall not have a final maturity date earlier than the Tranche B Maturity Date, and (C) any Incremental Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Tranche B Term Loans.

(c) The Incremental Revolving Loans and Incremental Revolving Commitments (i) shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Tranche B Term Loans, (ii) for purposes of prepayments, shall be treated the same as the Revolving Loans and (iii) shall have the same terms as the Revolving Loans (including without limitation with respect to pricing and maturity date).

(d) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Loans or Incremental Revolving Commitment, unless it so agrees. Commitments in respect of any Incremental Loans shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.03 (it being understood that all references to “the date of such Borrowing” in Section 4.03 shall be deemed to refer to the Incremental Facility Closing Date). The Administrative

Agent shall receive not less than 10 Business Days advance notice (or shorter, if agreed by the Administrative Agent) prior to any proposed Incremental Facility Closing Date. The proceeds of any Incremental Extensions of Credit will be used only for general corporate purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is (a) duly organized, validly existing and (where such concept exists) in good standing (or its equivalent, if any) under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as now conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party, except where the failure to have the same could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect and (b) is qualified to do business in, and (where such concept exists) is in good standing (or its equivalent, if any) in, every jurisdiction where such qualification is required except where the failure to be so qualified or to be (where such concept exists) in good standing (or its equivalent, if any) could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been or will by the time required be duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests.

(b) This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate the Organizational Documents of the Borrower or any Subsidiary, (c) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents, except, in the case of clauses (c) and (d), for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet as of the end of the fiscal years ended December 31, 2004 and 2005 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, in each case reported on by Ernst & Young LLP, independent public accountants for the Borrower, and (ii) its consolidated balance sheet as of September 30, 2006 and 2005 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter and the portion of the fiscal year ended September 30, 2006 (and comparable periods for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject in the case of clause (ii) to year-end audit adjustments and the absence of footnotes.

(b) The Borrower has heretofore furnished to the Lenders its pro forma projected consolidated balance sheet as of September 30, 2006, prepared giving effect to the Transactions as if the Transactions had occurred on such date, and its pro forma projected consolidated statement of income for the twelve-month period ended as of such date, prepared giving effect to the Transactions as if the Transactions had occurred on the first day of such twelve-month period. Such pro forma projected consolidated financial statements (i) have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time such projections were prepared and (ii) were based on the best information then available to the Borrower after due inquiry, which includes estimates of the results of the Liberty Group for the two-fiscal quarter period ended September 30, 2006, based in part on the results publicly reported by Liberty for the period ended March 31, 2006.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Effective Date or as of the Funding Date, any material direct or contingent liabilities or unusual long-term commitments.

(d) With respect to any credit event following the Effective Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2005.

SECTION 3.05 Properties.

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged

Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary as of the Effective Date.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment and Holding Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied. The present value of all accumulated benefit obligations under all underfunded Plans (determined for each Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure. Neither the Information Memorandum, if any, nor any of the other reports, financial statements, certificates or other information, if any, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished and taken together as a whole) contains or shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared based upon good faith assumptions believed by it to be reasonable at the time delivered (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that forecasts or projections will be realized, and that actual results may differ from projections and such difference may be material, and it being further understood that information contained in the Information Memorandum relating to the Liberty Group was prepared in good faith by the Borrower based in part on publicly available information regarding the Liberty Group).

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13 Insurance. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

SECTION 3.14 Labor Matters. As of the Effective Date, there are no strikes or lockouts or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (b) all payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Funding Date, (a) the fair value of the assets of the Borrower and its Subsidiaries (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become matured, (c) the Borrower and its Subsidiaries (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become matured, and (d) the Borrower and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their business.

SECTION 3.16 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.17 Senior Indebtedness. The Obligations with respect to Tranche B Term Loans and Revolving Loans made pursuant to Section 2.01 constitute “Senior Indebtedness”

and “Designated Senior Indebtedness” under and as defined in the Convertible Notes Documents.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Loan Parties and the rights of the Lenders, the Issuing Bank and the Administrative Agent under this Agreement and the Loan Documents shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), which conditions shall be deemed to have been unconditionally satisfied or waived by the execution by all parties of this Agreement on the date hereof:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) (x) Skadden, Arps, Slate, Meagher & Flom LLP and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, counsel for the Borrower and the Subsidiaries (other than the opinions relating to the security interests, which opinions shall be delivered on and dated as of the Funding Date), and (y) Ashurst, in each case substantially in the form delivered in connection with the closing of the Existing Credit Agreement with such changes reasonably required by or acceptable to the Administrative Agent, and (ii) local counsel in each jurisdiction where a Subsidiary Loan Party is organized or incorporated, in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing (or its equivalent, if any (other than in respect of the Tranche C Additional Borrower)) of each Loan Party, the authorization of the Transactions (to which it is a party) and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions (to which it is a party), substantially in the form delivered in connection with the closing of the Existing Credit Agreement with such changes reasonably required by or acceptable to the Administrative Agent.

(d) The Administrative Agent shall have received all fees and other amounts due and payable under the Loan Documents on or prior to the Effective Date, to the extent invoiced at least five Business Days prior to the Effective Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(e) The Borrower and the Administrative Agent shall have agreed on the form of documents required to satisfy the Collateral and Guarantee Requirement (other than with respect to the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement” and other than with respect to the requirements of Section 4.04(b) of the Collateral Agreement applicable to the deposit accounts set forth on Schedule VI) and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Funding Date be released. The Administrative Agent shall have received certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens acceptable to the Administrative Agent).

(f) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(g) The Lenders shall have received a pro forma projected consolidated balance sheet of the Borrower as of September 30, 2006, and related pro forma projected consolidated statement of income of the Borrower for the twelve-month period ended as of such date, in each case after giving effect to the Transactions, prepared as described in Section 3.04(b).

(h) The Lenders shall have received a detailed business plan of the Borrower and the Subsidiaries for the fiscal years 2006 through 2011 (including quarterly projections for the first four fiscal quarters ending after the Effective Date), with respect to the Liberty Group, prepared on the same basis as described in Section 3.04(b).

SECTION 4.02 Conditions to the Funding Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless, on or prior to the date of the Funding Date, each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) A copy of the announcement that the Offer has been declared unconditional in all respects, including confirmation that acceptances have been received pursuant to the Offer in respect of Liberty Ordinary Shares which, when aggregated with (i) any Liberty Ordinary Shares owned by the Borrower and its Subsidiaries and (ii) any other Liberty Ordinary Shares which are otherwise capable of being counted towards fulfilling the acceptance condition in accordance with Note 5 on Rule 10 of the City Code, represent more than 50% of the Liberty Ordinary Shares.

(b) The Lenders shall have received a customary certificate substantially in the agreed form from a financial officer of the Borrower, confirming the solvency of the Borrower and the Certain Funds Loan Parties on a consolidated basis after giving effect to the Transactions.

(c) (x) The Borrower and the Tranche C Additional Borrower shall have entered into the Tranche C Credit Agreement, which shall have become unconditional in accordance with its terms, subject only to the conditions relating to this Facility, the Bridge Loan Agreement and the Perpetual Preferred Stock Purchase Agreement, without any waiver or modification thereof (other than any waiver or modification which is not material and adverse to the interests of the Lenders), and have shall have received commitments thereunder for not less than $2,500,000,000 in aggregate principal amount of Tranche C Term Loans thereunder, (y) the Borrower and the Additional Borrower (as defined therein) shall have entered into the Bridge Loan Agreement, which shall have become unconditional in accordance with its terms, subject only to the conditions relating to this Facility, the Tranche C Credit Agreement and the Perpetual Preferred Stock Purchase Agreement, without any waiver or modification thereof (other than any waiver or modification which is not material and adverse to the interests of the Lenders), and shall have received commitments thereunder for not less than $1,750,000,000 in aggregate principal amount of Bridge Loans thereunder (taken together with any Permitted Bridge Refinancing) and (z) the Borrower shall have entered into the Perpetual Preferred Stock Purchase Agreement, which shall have become unconditional in accordance with its terms, subject only to the conditions relating to this Agreement, the Tranche C Credit Agreement and the Bridge Loan Agreement, without any waiver or modification thereof (other than any waiver or modification which is not material and adverse to the interests of the Lenders).

(d) All necessary prepayment notices required to effect the Refinancing on the Funding Date shall have been delivered by the Borrower to the Administrative Agent under and as defined in each of the Existing Credit Agreement and the Existing Tranche C Credit Agreement.

(e) The Administrative Agent and the Syndication Agent, as applicable, shall have received all fees and other amounts due and payable under the Loan Documents on or prior to the Funding Date, to the extent invoiced at least five Business Days prior to the Funding Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document or evidence satisfactory to the Administrative Agent and the Syndication Agent, as applicable (acting reasonably), that any such fees and other amounts will be paid out of the proceeds of the Borrowing on the Funding Date.

(f) The Administrative Agent shall have received originals duly executed by the relevant Loan Parties of the agreed form documents set forth on the closing index attached as Schedule 4.01(e) hereto, or is satisfied (acting reasonably) that it will receive such originals immediately following completion of the Refinancing and in any event on the Funding Date.

SECTION 4.03 Each Credit Event. Subject to Section 4.04, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents (other than, on the Effective Date, the representation and warranty set forth in Section 3.04(d)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing.

(c) With respect to each Borrowing of a Tranche B Term Loan or a Revolving Loan pursuant to Section 2.01, the delivery of a certificate by a Financial Officer to the effect that such Loan shall constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Convertible Notes Documents.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) (other than a Certain Funds Loan) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.04 Certain Funds.

(a) Notwithstanding Section 4.03, during the Certain Funds Period, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, which is a Certain Funds Loan is subject only to the satisfaction or waiver of the conditions set forth in Sections 4.01 and 4.02 and receipt of the request therefor in accordance herewith and to the satisfaction or waiver of the following conditions (and for the avoidance of doubt Sections 4.03 shall not apply to a Certain Funds Loan):

(i) no Major Event of Default is outstanding or would result from the making of any such Borrowing;

(ii) it is not unlawful for the Borrower to exercise any of its Borrowing rights or a Lender to perform any of its lending obligations under this Agreement, in each case in respect of such Certain Funds Loan; provided that, if a Lender is unable to perform its lending obligations in respect of such Certain Funds Loans, this in itself will not preclude any other Lender from performing its lending obligations in respect of such Certain Funds Loans; and

(iii) the Borrower shall not have cancelled or rescinded this Agreement.

(b) Unless any of the conditions set out in Sections 4.04(a)(i) to (iii) (inclusive) is not satisfied or waived at the relevant time, during the Certain Funds Period none of the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank, the Arranger, the Syndication Agent or any Joint Bookrunning Manager shall be entitled to:

(i) cancel any of its Commitments to the extent that to do so would prevent or limit the making of a Certain Funds Loan under and as defined in each of the Bridge Loan Agreement, the Tranche C Credit Agreement, this Agreement or pursuant to any Permitted Bridge Refinancing or a purchase pursuant to a Certain Funds Issuance (as defined in the Perpetual Preferred Stock Purchase Agreement);

(ii) rescind, terminate or cancel this Agreement or any of the Facilities under this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent that to do so would prevent or limit the making of a Certain Funds Loan under and as defined in each of the Bridge Loan Agreement, the Tranche C Credit Agreement, this Agreement or pursuant to any Permitted Bridge Refinancing or a purchase pursuant to a Certain Funds Issuance (as defined in the Perpetual Preferred Stock Purchase Agreement);

(iii) refuse to participate in the making of a Certain Funds Loan or utilization thereof;

(iv) exercise any right of setoff or counterclaim to the extent that so doing would prevent or limit the making of a Certain Funds Loan under and as defined in each of the Bridge Loan Agreement, the Tranche C Credit Agreement, this Agreement or pursuant to any Permitted Bridge Refinancing or a purchase pursuant to a Certain Funds Issuance (as defined in the Perpetual Preferred Stock Purchase Agreement); or

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent that so doing would prevent or limit the making of a Certain Funds Loan under and as defined in each of the

Bridge Loan Agreement, the Tranche C Credit Agreement, this Agreement or pursuant to any Permitted Bridge Refinancing or a purchase pursuant to a Certain Funds Issuance (as defined in the Perpetual Preferred Stock Purchase Agreement).

Nothing in this Section 4.04 will affect the rights of any of the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank in respect of any outstanding Event of Default upon expiry of the Certain Funds Period, irrespective of whether any Event of Default occurred during the Certain Funds Period or not.

ARTICLE V

AFFIRMATIVE COVENANTS

Beginning on the Funding Date after giving effect to the Loans made on the Funding Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or, if the Funding Date occurs on or prior to December 31, 2006, with respect to fiscal year 2006, if the SEC grants the Borrower a “temporary hardship exemption” with respect to its Form 10-K for fiscal year 2006 and thereby allows the Borrower to delay the filing of such Form 10-K within 5 Business Days after the Borrower is required to file such Form 10-K with the SEC (in accordance with such “temporary hardship exemption”)), its audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if the Funding Date occurs after December 31, 2006, with respect to the fiscal quarter in which the Funding Date occurs, if the SEC grants the Borrower a “temporary hardship exemption” with respect to its Form 10-Q for such fiscal quarter and thereby allows the Borrower to delay the filing of such Form 10-Q, within 5 Business Days after the Borrower is required to file such Form 10-Q with the SEC (in accordance with such “temporary hardship exemption”)), its unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) stating that, except as set forth in such certificate, such Financial Officer has no knowledge of any Default having occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2007, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.12 or 6.13 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) within 45 days after the commencement of each fiscal year of the Borrower (provided that if the Funding Date occurs on or prior to December 31, 2006, with respect to fiscal year 2007, within 90 days after the commencement of fiscal year 2007), a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Borrower) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary,

or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

(h) with respect to any financial statements, projections, forecasts, budgets or pro forma financial data (collectively, “estimated financial data”) delivered by the Borrower to the Administrative Agent at any time from and after the Effective Date, to the extent such financial data was based or derived in whole or in part on or from the publicly available financial reports of the Liberty Group as of March 31, 2006, if prior to the Funding Date the Liberty Group publicly discloses their results as of September 30, 2006, the Borrower shall promptly update the previously delivered estimated financial data based on the publicly available information regarding the Liberty Group as of September 30, 2006.

Information required to be delivered pursuant to clauses (a), (b) and (f) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at www.nasdaq.com/ investorrelations/ir_home.stm, at www.sec.gov/edgar/searchedgar/ webusers.htm or at another website identified in such notice and accessible by the Lenders without charge, provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) and (ii) the Borrower shall deliver paper copies of the information required to be delivered pursuant to clauses (a), (b) and (f) to any Lender that requests such delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) within three Business Days after the Borrower becomes aware of the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in material liability of the Borrower and the Subsidiaries;

(d) any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or such credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower (i) setting forth the information required pursuant to Sections 7, 8, 9, 11, 12, 13 and 14 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as the case may be) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (b), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities that, if unpaid, could result in a Lien on any of its material assets or properties, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all other insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower will cause all property and casualty insurance policies to be endorsed or otherwise amended to include a “mortgagee” endorsement and a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Administrative Agent.

SECTION 5.08 Casualty and Condemnation. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Subject to Section 9.12, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default.

SECTION 5.10 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11 Use of Proceeds and Letters of Credit. The proceeds of the Tranche B Term Loans (together with Revolving Loans, if any, drawn on the Funding Date) will be used to consummate the Existing Credit Agreement Refinancing and to pay Transaction Costs. The proceeds of the loans under the Tranche C Credit Agreement and the Bridge Loan Agreement will be used to consummate a portion of the Refinancing and the Liberty Transaction and Liberty Equity Acquisitions and to redeem the Liberty Bonds and to pay Transaction Costs. The proceeds of the Revolving Loans and Swingline Loans drawn after the Funding Date will be used only for general corporate purposes (including Permitted Acquisitions and the payment of Transaction Costs). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only for general corporate purposes.

SECTION 5.12 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13 Further Assurances.

(a) On and after the Funding Date, the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. On and after the Funding Date, the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $2,500,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Notwithstanding the provision of clauses (a) and (b) of this Section 5.13, the Administrative Agent shall not take a security interest in those assets with respect to which the Administrative Agent and the Borrower determine that the cost of granting any such Lien on any such assets is excessive in relation to the benefit to the Lenders afforded by such Lien on such assets or to the extent that the taking of such security interest is unlawful or would reasonably be expected to result in a risk of material liability to the Borrower and its Subsidiaries taken together or would reasonably be expected to result in a risk of liability to their respective directors (civil or criminal) or would reasonably be expected to result in a materially adverse tax consequence to the Borrower and its Subsidiaries taken together.

SECTION 5.14 Interest Rate and Foreign Currency Protection.

(a) As promptly as practicable, and in any event from the date that is 180 days after the Funding Date through the second anniversary of the Funding Date at least 35% of the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries (excluding the Convertible Notes) shall either bear interest at a fixed rate or the interest cost in respect thereto shall be fixed or capped pursuant to one or more Swap Agreements entered into with one or more Lenders (or Affiliates thereof) on terms and conditions reasonably acceptable to the Administrative Agent.

(b) At all times from and after the Funding Date, the Borrower shall maintain a sound and fiscally responsible hedging program, in accordance with prudent business practices,

designed to protect the Borrower and its Subsidiaries against foreign exchange and currency fluctuations.

SECTION 5.15 Rated Credit Facilities. The Borrower will use commercially reasonable efforts to (a) have a formal ratings presentation to each of S&P and Moody’s with respect to the Loans within five Business Days of the date hereof, (b) cause the credit facilities made available under this Agreement to be rated by S&P and Moody’s no later than 30 days prior to the Funding Date and (c) cause the Loans to be continuously rated thereafter by S&P and Moody’s.

SECTION 5.16 Syndication. The Borrower will, to the extent requested by the Arranger, actively assist the Arranger and the Joint Bookrunning Managers in achieving a syndication of the Loans that is reasonably satisfactory to the Arranger and the Joint Bookrunning Managers. Such assistance shall include (a) the Borrower providing and causing its advisors to provide to the Arranger and the Joint Bookrunning Managers promptly upon request all information reasonably deemed necessary by the Arranger and the Joint Bookrunning Managers to complete such syndication, including, but not limited to, information and evaluations prepared by the Borrower and its advisors relating to the Transactions, (b) the Borrower’s assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Loans, which shall be substantially complete at least 30 calendar days prior to the First Funding Date (provided that December 22, 2006 through January 2, 2007 (inclusive) (the “Black-out Days”) shall not be counted as calendar days for such purposes), (c) the Borrower using its commercially reasonable efforts to ensure that the syndication efforts of the Arranger and the Joint Bookrunning Managers benefit materially from the Borrower’s existing lending relationships, (d) the Borrower otherwise assisting the Arranger and the Joint Bookrunning Managers in their syndication efforts, including by making the Borrower’s officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower, as appropriate, at one or more meetings of prospective Lenders at least 30 calendar days prior to the Funding Date (provided that Black-out Days shall not be counted as calendar days for such purposes) and (e) the Borrower assisting in obtaining CUSIP and other appropriate identification numbers (at Borrower’s expense) with respect to the Loans.

SECTION 5.17 Conduct of the Offer.

(a) Offer Press Release. The Borrower, or Bidco, shall issue the Offer Press Release within five Business Days of the date of this Agreement.

(b) Offer Document. The Borrower, or Bidco, shall dispatch the Offer Document as soon as practicable, and in any event within 28 days of the date of issuing the Offer Press Release or within such longer period as the Panel may permit, and ensure that the terms and conditions of the Offer Document are consistent in all material respects with the terms of the Offer Press Release (save for any inconsistency which would not be material and adverse to the interests of the Lenders) except that the cash consideration payable pursuant to the Offer Document may be different to that specified in the Offer Press Release to the extent agreed in writing with the Administrative Agent.

(c) Progress of the Offer. Subject to any confidentiality restrictions entered into in good faith and binding on them, the Borrower, or Bidco, shall: (i) keep the Administrative Agent informed as to any material developments in relation to the Offer; and (ii) promptly (following receipt from the Administrative Agent of a written request itemising the same in sufficient detail to enable the Borrower or Bidco to identify the same specifically) provide on a non-reliance basis the Administrative Agent with information as to the progress of the Offer and with all material written information and material, written formal advice on a specific circumstance (and not for the avoidance of doubt of a generic or general nature) received by it in relation to the Offer (excluding for the avoidance of doubt any preliminary advice which is later superseded).

(d) Announcements. The Borrower, or Bidco, shall: (i) promptly deliver to the Administrative Agent: (a) copies of all press and other public announcements made by itself in connection with or in relation to the Offer; and (b) subject to any confidentiality restrictions entered into in good faith and binding on them, any material, written, formal documents or material written, formal statements issued to and received by them and binding on them from the Panel, the Office of Fair Trading, the Competition Commission or any other regulatory authority (including the Courts) in relation to the Offer; and (ii) where any announcement, press release or publicity material to be issued by it or on its behalf refers to the Administrative Agent, the Syndication Agent or any other Lender, Issuing Bank, Arranger or any Joint Bookrunning Manager or the Facilities, not release or permit such announcement, press release or publicity material to be released by any member of the Group until the Administrative Agent has given its consent to such references to the Administrative Agent, the Syndication Agent or any other Lender, Issuing Bank, Arranger or any Joint Bookrunning Manager or the Facilities (such approval not to be unreasonably withheld or rendered subject to unreasonable conditions and to be given or refused within 24 hours of receipt by the Administrative Agent of the relevant material and, if no response is received within such 24 hour period, consent is deemed to be given); provided that no such consent or approval will be required to make an announcement, press release, or publicity material required to be made to comply with the City Code and any other relevant laws or regulation (but the Borrower and Bidco shall use all reasonable endeavours to consult with the Administrative Agent prior to making the announcement).

(e) Conduct of the Offer. The Borrower or Bidco shall ensure that the Offer Press Release, the Offer Document, all other documents issued by it or on its behalf in connection with the Offer and the conduct of the Offer comply in all material respects with all applicable laws and regulations (including the requirements of the City Code) and that as and when necessary all material consents from all governmental and other regulatory authorities required in connection with the Offer are obtained, maintained and/or renewed as appropriate and that all of its material obligations in connection with the Offer are performed in all material respects.

(f) Purchase of Remaining Liberty Shares. The Borrower, or Bidco, shall ensure that Takeovers Directive Notices are dispatched within 10 Business Days of the Borrower, or Bidco, being entitled to dispatch such notices.

SECTION 5.18 Post-Closing Matters.

(a) On or prior to the date that is 75 days after the Funding Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Borrower will, or will cause the Subsidiaries to, comply with the requirements of Section 4.04(b) of the Collateral Agreement with respect to the Deposit Accounts set forth on Schedule VI to the Collateral Agreement.

(b) On or prior to the date that is 60 days after the Funding Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Collateral Agent shall have received a notarized deed of trust with respect to the pledge of the equity interests of Shareholder.com BV and all such other instruments, documentation and recordings reasonably requested by the Collateral Agent, in each case to create, evidence and perfect a security interest therein in favor of the Secured Parties (as defined in the Collateral Agreement).

ARTICLE VI

NEGATIVE COVENANTS

Beginning on the Funding Date after giving effect to the Loans made on the Funding Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities

(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) (x) Indebtedness created under the Loan Documents, (y) Indebtedness created under the Tranche C Loan Documents not to exceed an aggregate principal amount of $2,500,000,000 (less the principal outstanding amount of Liberty Bonds) and (z) Indebtedness created under the Bridge Loan Documents not to exceed an aggregate principal amount of $1,750,000,000 (and, without duplication, Permitted Bridge Refinancings thereof);

(ii) (A) the Convertible Notes and (B) Subordinated Refinancing Indebtedness in respect of the Convertible Notes or Additional Subordinated Debt incurred pursuant to this clause (B);

(iii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 (other than the Existing Credit Agreement and the Existing Tranche C Credit Agreement) and refinancings, extensions, renewals and replacements of any such Indebtedness, provided that such refinancing, extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being refinanced, extended, renewed or replaced, (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being refinanced, extended, renewed or replaced and (D) if the Indebtedness being refinanced, extended, renewed or replaced is subordinated to the Obligations, such Indebtedness shall be subordinated to the Obligations on the same terms as the Indebtedness being refinanced, extended, renewed or replaced;

(iv) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary (other than Indebtedness of any Broker Dealer Subsidiary or the RIE to a Subsidiary that is not a Loan Party), provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04, (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (C) Indebtedness of the Tranche C Additional Borrower to Borrower shall be pursuant to one or more intercompany loans or notes (collectively, the “Tranche C Additional Borrower Intercompany Loan”) reasonably satisfactory to the Administrative Agent and pledged as Collateral under the Security Documents;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary (other than any Broker Dealer Subsidiary or the RIE) of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(iii) or (a)(vii)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations, (D) none of the Convertible Notes or Additional Subordinated Debt shall be Guaranteed by any Subsidiary, unless, in the case of any Additional Subordinated Debt, such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement and (E) any Guarantee by the Borrower of the Convertible Notes (the “Parent Convertible Note Guarantee”) shall be subordinated to the Obligations to the same extent and on the same terms as the Parent Convertible Note Guarantee is subordinated to the Obligations on and as of the Effective Date;

(vi) (A) Indebtedness of the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary or the RIE) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $20,000,000 at any time outstanding;

(vii) Indebtedness of any Person that is merged or consolidated with and into the Borrower or any Subsidiary (excluding the Liberty Group) (other than a Broker Dealer Subsidiary or the RIE) or of any Person that otherwise becomes a Subsidiary (other than a Broker Dealer Subsidiary) after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $20,000,000 at any time outstanding;

(viii) other unsecured Indebtedness of the Borrower and the Subsidiaries (other than Indebtedness of the Broker Dealer Subsidiaries or the RIE) in an aggregate principal amount not exceeding $20,000,000 at any time outstanding, provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Subsidiary Loan Parties permitted by this clause (viii) shall not exceed $5,000,000 at any time outstanding;

(ix) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary or the RIE) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xii)(A) Additional Subordinated Debt that is issued for cash payable on the date of issuance thereof or as consideration for a Permitted Acquisition, provided that (1) if such Additional Subordinated Debt is issued for cash, the Net Proceeds of such Additional Subordinated Debt are used, promptly after such Net Proceeds are received by the Borrower, (x) to consummate one or more Permitted Acquisitions or (y) to prepay Term Loans pursuant to Section 2.11(a) (applied as if the incurrence of such Indebtedness had been a Prepayment Event), (2) no Default has occurred and is continuing or would result therefrom and (3) the Borrower is in compliance after giving effect to the incurrence of such Additional Subordinated Debt with the covenants contained in Sections 6.12 and 6.13 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower prior to the issuance of such Additional Subordinated Debt and has delivered to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clause (3) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period) and (B) Subordinated Refinancing Indebtedness in respect of Additional Subordinated Debt issued pursuant to clause (A) above or this clause (B);

(xiii) Indebtedness arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is repaid within five Business Days;

(xiv) Indebtedness of TRF owing to Borrower or another Subsidiary not to exceed $10,000,000 at any time outstanding;

(xv)(x) Liberty Bonds outstanding on the date hereof in an aggregate principal amount not to exceed 250 million pounds sterling plus unpaid and accrued interest thereon and (y) Permitted Liberty Indebtedness;

(xvi) the Liberty Series B Shares; and

(xvii) Indebtedness of Liberty or the RIE incurred after the Funding Date under a revolving credit facility or working capital or similar facility entered into at the RIE’s sole and absolute discretion to satisfy the RIE’s determination of any requirement imposed at any time from time to time by the FSA in an aggregate principal amount not to exceed 100 million pounds sterling outstanding at any one time (any such facility, a “Liberty Facility”) (but only for so long as the RIE determines (in its sole and absolute discretion) that it is necessary to maintain any such Liberty Facility in order to meet any FSA requirement).

(b) The Borrower will not, nor will it permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (i) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests (including Perpetual Preferred Stock) and (ii) the Series D Preferred Stock.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under (x) the Loan Documents and (y) the Tranche C Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary or the RIE) or existing on any property or asset of any Person that becomes a Subsidiary (including, for the avoidance of doubt, Liberty and its Subsidiaries) (other than any Broker Dealer Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith); and provided, further, that in the case of Liberty and its subsidiaries, the only Liens in respect of borrowed money that shall be permitted pursuant to this clause (d) shall be Liens in respect of Permitted Liberty Indebtedness;

(e) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (vi)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (vi)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (vi)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(h) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $10,000,000 at any time outstanding;

(i) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party; and

(j) Liens incurred pursuant to a Liberty Facility entered into and maintained in accordance with clause (xvii) of Section 6.01.

SECTION 6.03 Fundamental Changes.

(a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary Loan Party and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04 and 6.05.

(b) The Borrower will not, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto and the businesses of Liberty and its Subsidiaries in effect on the Funding Date and businesses reasonably related thereto.

(c) The Tranche C Additional Borrower shall not engage in any activity other than (i) the acquisition or disposition by one or a series of transactions, directly or indirectly, of Equity Interests in Liberty and/or Liberty Shares, any parent company thereof from time to time, or any other company that is or is the parent company of any company that conducts or performs the function of a recognized stock exchange under the UK Financial Services and Markets Act 2000 as a successor or assignee of the RIE, (ii) any other activities reasonably related thereto including the appointment of legal, financial, public relations other advisers incurring fees in relation thereto, (iii) incurring Indebtedness permitted under Section 6.01 to finance all or a portion of the Liberty Equity Acquisitions, the Liberty Transaction or to loan or contribute funds to Liberty to refund or redeem the Liberty Bonds and repay any other Permitted Liberty Indebtedness (including in each case any premium and accrued interest required in connection therewith), (iv) the loan and/or equity contributions referred in (iii) above and (v) the entering into and granting of Liens contemplated by the Foreign Pledge Agreement.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Permitted Acquisitions;

(c) investments existing on the date hereof and set forth on Schedule 6.04;

(d) investments, loans, advances and guarantees of and by the Liberty Group existing on the Funding Date, which investments have not been procured by or approved by Borrower or its Subsidiaries other than the Liberty Group;

(e) investments by the Borrower and the Subsidiaries in Equity Interests of their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement or, in the case of NAL, pursuant to a Foreign Pledge Agreement (in each case, subject to the limitations applicable to Equity Interests of a Foreign Subsidiary and NAL referred to in the definition of the term “Collateral and Guarantee Requirement”), (ii) the aggregate amount of investments made pursuant to this clause (ii) by Loan Parties in Subsidiaries (other than the Broker Dealer Subsidiaries and the RIE) that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to paragraph (f) of this Section and outstanding Guarantees permitted under the proviso to paragraph (g) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs), except that NAL shall be permitted to make investments in Liberty to fund all or a portion of a Liberty Bond Redemption, (iii) the aggregate amount of any investment made pursuant to this clause (iii) by Loan Parties in any Broker Dealer Subsidiary shall not exceed the amount that is required at the time of such investment to cause such Broker Dealer Subsidiary’s capital to be above the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, plus amounts not to exceed

$5,000,000 in any fiscal year and (iv) the aggregate amount of any investment made pursuant to this clause (iv) by Loan Parties, directly or indirectly, in the RIE shall not exceed the amount that is required at the time of such investment to cause the RIE’s capital to be above the highest level at which dividends by the RIE may be restricted, other activities undertaken by the RIE may be limited or other regulatory actions with respect to the RIE may be taken, in each case by applicable Governmental Authorities based upon such capital;

(f) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement, (ii) the amount of such loans and advances made pursuant to this clause (ii) by Loan Parties to Subsidiaries (other than the Broker Dealer Subsidiaries or the RIE) that are not Loan Parties (together with investments permitted under clause (ii) of the proviso to paragraph (e) of this Section and outstanding Guarantees permitted under the proviso to paragraph (g) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs), except that NAL shall be permitted to make loans or advances to Liberty to fund all or a portion of a Liberty Bond Redemption, (iii) the amount of any loan or advance made pursuant to this clause (iii) by Loan Parties to any Broker Dealer Subsidiary shall not exceed the amount that is required at the time of such loan or advance to cause such Broker Dealer Subsidiary’s capital to be above the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, plus amounts not to exceed $5,000,000 in any fiscal year and (iv) the amount of any loan or advance made pursuant to this clause (iv) by Loan Parties, directly or indirectly, to the RIE shall not exceed the amount that is required at the time of such loan or advance to cause the RIE’s capital to be above the highest level at which dividends by the RIE may be restricted, other activities undertaken by the RIE may be limited or other regulatory actions with respect to the RIE may be taken, in each case by applicable Governmental Authorities based upon such capital;

(g) Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) of the proviso to paragraph (e) of this Section and intercompany loans permitted under clause (ii) to the proviso to paragraph (f) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(h) loans or advances to employees, officers and directors of the Borrower or any Subsidiary made in the ordinary course of business of the Borrower or any Subsidiary not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances), provided that no such loans or advances to any single employee, officer or director shall exceed $2,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k) investments in the form of Swap Agreements permitted by Section 6.07;

(l) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(m) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(n) investments received in connection with the disposition of any asset permitted by Section 6.05;

(o) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(p) the Liberty Equity Acquisitions and the Liberty Transaction;

(q) investments in the Depository Trust Clearing Corporation to the extent required by applicable law;

(r) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $15,000,000 in the case of any single such investment, or $50,000,000 in the aggregate for all such investments, made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made);

(s) investments in TRF not to exceed $10,000,000 since the Funding Date;

(t) investments made in connection with the Specified Liberty Restructuring Transactions made within twenty-four months of the Funding Date;

(u) additional investments in Liberty and its Subsidiaries in an aggregate amount not to exceed (x) $100.0 million per calendar year and (y) $200.0 million at any time outstanding (provided that for purposes of determining compliance with this clause (y), the amount of such investments in Liberty and its Subsidiaries deemed outstanding shall be reduced by the amount of any dividends, distributions or other return on capital received by the Borrower and its wholly-owned Domestic Subsidiaries with respect to such investments (or, in the case of an investment that is a loan or advance, any principal repayment of such loan or advance)); and

(v) investments resulting from the Specified Subsidiary Restructuring Transactions;

provided that this Section 6.04 shall not prohibit any repurchase of Indebtedness or Equity Interests of the Borrower by the Borrower, or any repurchase of Equity Interests or Indebtedness of any Subsidiary by such Subsidiary, in each case to the extent such repurchase is otherwise permitted by this Agreement.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, license, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than directors’ qualifying shares and Equity Interests issued to the Borrower or another Subsidiary in compliance with Section 6.04(e)), each of the foregoing an Asset Sale except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Loan Party and a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (j), (l), (n) or (r) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(g) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not exceed $25,000,000 during any fiscal year of the Borrower;

(j) sales, transfers and other dispositions of property or assets which become obsolete, uneconomical or no longer useful in the business of the Borrower or its Subsidiaries as a result of the Specified Liberty Restructuring Transactions to Persons other than the Borrower or a Loan Party;

(k) sales, transfers and other dispositions of property or assets constituting Specified Liberty Restructuring Transactions to Persons other than the Borrower or a Loan Party;

(l) sales, transfers and other dispositions of assets (including Equity Interests) constituting Specified Subsidiary Restructuring Transactions to Persons other than the Borrower or a Loan Party; and

(m) sales with respect to which Liberty and/or its Subsidiaries effected binding commitments prior to the Funding Date or otherwise required by any Governmental Authority in connection with the Offer;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and (other than those permitted by clause (b) (unless the disposition is by a Loan Party to a Subsidiary that is not a Loan Party), (d) or (h)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

SECTION 6.06 Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if any such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(e).

SECTION 6.07 Swap Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements (a) required by Section 5.14, (b) entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (c) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (d) by the Tranche C Additional Borrower in connection with its Equity Interests in Liberty and (e) by Liberty and any of its Subsidiaries to the extent in existence on the Funding Date.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) the Borrower may declare and pay dividends with respect to its Equity Interests or with respect to Equity Equivalents payable solely in Equity Interests or Equity Equivalents (other than Disqualified Equity Interests), (iii) the Borrower may make Restricted Payments not exceeding $10,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements or other benefit plans approved by the Borrower’s board of directors for management, directors, former directors, employees and former employees of the Borrower and the Subsidiaries, (iv) if the Borrower or any Subsidiary subsequently becomes an operational national securities exchange under the Exchange Act, the Borrower may redeem the outstanding share of Series D Preferred Stock, (v) Liberty may make Restricted Payments pursuant to and in accordance with stock option plans, employment agreements and/or benefit plans in existence on the Funding Date, provided that such plans or agreements were not procured or approved by Borrower or its subsidiaries (other than the Liberty Group), (vi) on or after the delivery of the financial statements and the certificate of a Financial Officer pursuant to Section 5.01(a) and Section 5.01(c), respectively, for the Borrower’s fiscal year ended December 31, 2007, the Borrower may repurchase, redeem or retire its Equity Interests or Equity Equivalents in an aggregate amount in any fiscal year not to exceed 50% of Excess Cash Flow for the immediately preceding fiscal year, provided that (w) pro forma for such Restricted Payment, Borrower’s Leverage Ratio for such fiscal year shall be less than 6:00 to 1:00, (x) at the time of any such payment, no Default shall have occurred and be continuing or would result therefrom, (y) any amounts required to be applied to prepay Term Loans pursuant to Section 2.11(d) shall have been so applied and (z) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of such Excess Cash Flow, (vii) the Borrower may pay “pay-in-kind” dividends on Preferred Qualified

Equity and on shares of Perpetual Preferred Stock, (viii) the Borrower may make additional repurchases, redemptions and retirements of its Equity Interests and Equity Equivalents in an aggregate amount not to exceed $25,000,000 during the term of this Agreement, (ix) Liberty may redeem the outstanding shares of the Liberty Series B Shares and (x) the Borrower or its Subsidiaries may redeem, repurchase or otherwise acquire Preferred Qualified Equity and/or shares of Perpetual Preferred Stock with the proceeds of a substantially contemporaneous offering of Qualified Equity Interests of the Borrower.

(b) The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment or prepayment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of the Convertible Notes and Additional Subordinated Debt prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01 (including for the avoidance of doubt, Permitted Bridge Refinancings);

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) payments under the Tranche C Additional Borrower Intercompany Loan;

(vi) (x) mandatory redemption of Liberty Bonds pursuant to the occurrence of a “Change of Control” (as defined in the Liberty Bond Prospectus) resulting from the Liberty Transaction (such redemption, a “Liberty Bond Redemption”), (y) repurchases and/or redemptions of Permitted Liberty Indebtedness and (z) redemptions of Liberty Series B Shares and Liberty Deferred Shares; and

(vii) at any time on or before the third Business Day after the end of the Certain Funds Period, prepay or redeem amounts outstanding (or, if applicable, the liquidation preference thereof plus unpaid dividends thereon) under any Permitted Bridge Refinancing and/or Perpetual Preferred Stock to the extent such amounts borrowed thereunder (or the proceeds received in such issuance, if applicable) were not used to fund Liberty Equity Acquisitions.

SECTION 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase,

lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower, NAL and the Subsidiary Loan Parties (or, in the case of intellectual property licenses, between or among the Borrower and the Subsidiaries) not involving any other Affiliate, (iii) loans or advances to employees permitted under Section 6.04(g), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (v) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (viii) any Restricted Payment permitted by Section 6.08, (ix) transactions with the National Association of Securities Dealers of the type described on Schedule 6.09, (x) any substitution of obligations and liabilities of the Borrower to any Subsidiary under, or issuance of common stock of the Borrower to any holder of Convertible Notes upon conversion of such holder’s Convertible Notes in accordance with the terms of the Convertible Notes Documents (xi) any transfer or surrender for any value (including nil value) to Liberty of any losses which arise for UK tax purposes in the Tranche C Additional Borrower in accordance with the Taxes Act, in force in the UK from time to time, (xii) payments in respect of certain tax sharing arrangements and indemnities under the VAB Transaction Agreement as in effect on December 8, 2005 (as such agreement may be amended or modified from time to time in a manner not materially adverse to the interests of the Lenders), (xiii) the Specified Liberty Restructuring Transactions, (xiv) the Specified Subsidiary Restructuring Transactions and (xv) investments, loans, advances, guarantees and acquisitions by and among the Borrower and/or its Subsidiaries to the extent permitted pursuant to Section 6.04.

SECTION 6.10 Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to (x) restrictions and conditions of the Liberty Group existing on the Funding Date pursuant to agreements or arrangements which were not procured or approved by Borrower or its Subsidiaries (excluding the Liberty Group) (provided that such restriction or condition is either (a) pursuant to a minimum capital requirement set by an applicable Governmental Authority relating to the RIE or (b) terminated or released by the end of the Clean-up Period) or (y) any other restrictions and conditions imposed by (A) law or (B) any Loan Document, any Tranche C Loan Document or any Bridge Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10

(but shall apply to any extension or renewal of, or any amendment, modification or replacement of, any such restriction or condition set forth in clause (x) or clause (y) above unless it is determined in good faith by senior management of the Borrower that any such extension, renewal, amendment, modification or replacement does not expand the scope of such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold or the proceeds thereof and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (A) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) any Subordinated Debt Documents, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but shall apply to any extension or renewal of, or any amendment, modification or replacement of, any such restriction or condition unless it is determined in good faith by senior management of the Borrower that any such extension, renewal, amendment, modification or replacement does not expand the scope of such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary (other than subsidiaries of such Person), (vii) clause (a) of the foregoing shall not apply to any negative pledge provision of any joint venture agreements, stockholder or partnership agreements or other organizational documents relating to joint ventures or partnerships and (viii) the foregoing shall not apply to restrictions contained in the Tranche C Additional Borrower Intercompany Loan to the extent that such restrictions are not materially more restrictive than the corresponding restrictions contained in the Loan Documents.

SECTION 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary to, amend, modify, waive, terminate or release (a) its Organizational Documents, (b) any Instinet Acquisition Document, (c) any Subordinated Debt Documents, (d) the Indebtedness permitted under Section 6.01(a)(iii) or (e) any Bridge Loan Documents (other than pursuant to a Permitted Bridge Refinancing), in each case unless senior management of the Borrower determines in good faith that the effect of such amendment, modification, waiver, termination or release is not materially adverse to the Borrower, any Subsidiary or the Lenders.

SECTION 6.12 Interest Expense Coverage Ratio. From and after the beginning of the first full fiscal quarter after the Funding Date (and first tested on the last date of such fiscal quarter), the Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on or about any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
Funding Date to March 31, 2007	1.15 to 1.00
April 1, 2007 to June 30, 2007	1.25 to 1.00
July 1, 2007 to September 30, 2007	1.25 to 1.00
October 1, 2007 to December 31, 2007	1.25 to 1.00
January 1, 2008 to March 31, 2008	1.25 to 1.00
April 1, 2008 to June 30, 2008	1.50 to 1.00
July 1, 2008 to September 30, 2008	1.50 to 1.00
October 1, 2008 to December 31, 2008	2.00 to 1.00
January 1, 2009 to March 31, 2009	2.00 to 1.00
April 1, 2009 to June 30, 2009	2.25 to 1.00
July 1, 2009 to September 30, 2009	2.25 to 1.00
October 1, 2009 to December 31, 2009	2.50 to 1.00
January 1, 2010 to March 31, 2010	2.50 to 1.00
April 1, 2010 to June 30, 2010	2.75 to 1.00
July 1, 2010 to September 30, 2010	2.75 to 1.00
October 1, 2010 to December 31, 2010	3.00 to 1.00
Thereafter	3.00 to 1.00

SECTION 6.13 Leverage Ratio. From and after the beginning of the first full fiscal quarter after the Funding Date (and first tested on the last date of such fiscal quarter), the Borrower will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Funding Date to March 31, 2007	9.75 to 1.00
April 1, 2007 to June 30, 2007	9.25 to 1.00
July 1, 2007 to September 30, 2007	8.75 to 1.00
October 1, 2007 to December 31, 2007	8.00 to 1.00
January 1, 2008 to March 31, 2008	8.00 to 1.00
April 1, 2008 to June 30, 2008	7.00 to 1.00
July 1, 2008 to September 30, 2008	7.00 to 1.00
October 1, 2008 to December 31, 2008	6.00 to 1.00
January 1, 2009 to March 31, 2009	6.00 to 1.00
April 1, 2009 to June 30, 2009	5.50 to 1.00
July 1, 2009 to September 30, 2009	5.50 to 1.00
October 1, 2009 to December 31, 2009	5.00 to 1.00
January 1, 2010 to March 31, 2010	5.00 to 1.00
April 1, 2010 to June 30, 2010	4.50 to 1.00
July 1, 2010 to September 30, 2010	4.50 to 1.00
October 1, 2010 to December 31, 2010	4.00 to 1.00
Thereafter	4.00 to 1.00

SECTION 6.14 Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary (except for NAL) to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

SECTION 6.15 Regulatory Capital. The Borrower will not permit any Broker Dealer Subsidiary’s or the RIE’s capital to be at or below the highest level at which dividends by such Broker Dealer Subsidiary or the RIE may be restricted, other activities undertaken by such Broker Dealer Subsidiary or the RIE may be limited or other regulatory actions taken with respect to such Broker Dealer Subsidiary or the RIE may be taken, in each case by applicable Governmental Authorities based upon such capital, for a period of more than three consecutive Business Days after the date that a Financial Officer becomes aware that such capital is below such level (or, in the case of interpretation of any applicable law by a Governmental Authority with retroactive effect, after the date the Borrower receives notice from such Governmental Authority).

SECTION 6.16 Amendments to Offer. The Borrower and Bidco shall not:

(a) take any action (and shall procure that no person acting in concert with it takes any action) which will result in it becoming obliged to make an offer for Liberty Shares under Rule 9 of the City Code, unless consented to in writing by the Arranger;

(b) (save as otherwise permitted in this Section 6.16 and as otherwise agreed in writing with the Administrative Agent) amend (and shall use reasonable endeavors to ensure that there is no amendment to) the Offer (other than the acceptance condition) where any such amendment would be material and adverse to the interests of the Lenders (including any increase to the cash consideration payable pursuant to the Offer Document above the amount specified in the Offer Press Release (including as a result of any open market purchase or privately negotiated purchase at a higher price resulting in a mandatory increase in the cash consideration payable pursuant to the Offer Document)) unless either:

(A) the Administrative Agent has given its consent; or

(B) to the extent required by the City Code, the Panel, the FSA, the SEC, the OFT, the Competition Commission, the Court or any other court having relevant jurisdiction or any other regulatory authority with whose direction the Borrower or Bidco or a Person making a bid for a UK public company under the City Code is required by law or is accustomed to comply in respect of such bid; or

(c) waive (and shall use reasonable endeavors to ensure that there is no waiver of) or declare or treat as satisfied any condition of the Offer (other than the acceptance condition) if the Panel would allow the Offer to lapse as a result of the failure to satisfy that condition unless:

(A) such waiver, declaration or consent would not be material and adverse to the interests of the Lenders; or

(B) the Administrative Agent has given its consent; or

(C) to the extent required by the City Code, the Panel, the FSA, the SEC, the OFT, the Competition Commission, the Court or any other court of relevant jurisdiction or any other regulatory authority with whose direction the Borrower or Bidco or a Person making a bid for a UK public company under the City Code is required by law or is accustomed to comply in respect of such bid.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower), 5.11, 5.16 or 5.17 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness

(other than (x) a Change in Control under any Permitted Liberty Indebtedness as a result of the Liberty Transaction and (y) the Liberty Bond Redemption) or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due and, in the case of NAL and any subsidiary of the Borrower incorporated in any jurisdiction in the United Kingdom, ignoring the deeming provisions of Section 123 of the Insolvency Act 1986 (other than Section 123(1)(e) thereof);

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) on or after the Funding Date, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $1,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) on or after the Funding Date, any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party that is a party thereto;

(o) on or after the Funding Date, the Guarantees of the Loan Document Obligations by the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(p) (i) any Additional Subordinated Debt or any Guarantee thereof shall cease, for any reason, to be, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of any series of Additional Subordinated Debt not to be, validly subordinated to the Obligations under this Agreement or the Collateral Agreement (to the extent relating to the Obligations hereunder) or the obligations of the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement of the Obligations under this Agreement, as the case may be, as provided in the Subordinated Debt Documents, (ii) the Obligations under this Agreement or the Collateral Agreement (to the extent relating to the Objections hereunder) shall cease to constitute, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of any series of Additional Subordinated Debt not to constitute, “Senior Indebtedness” or “Designated Senior Indebtedness” (or the equivalent thereof) under the subordination provisions of any Subordinated Debt Document or (iii) the Obligations of The NASDAQ Stock Market LLC in respect of its guarantee under the Collateral Agreement (to the extent guaranteeing the principal amount of this Agreement) shall cease to constitute, or shall be asserted by any Loan Party or holder of at least 25% in aggregate principal amount of Convertible Notes, not to constitute “Senior Indebtedness” under the Convertible Notes Indenture;

(q) (i) the SEC shall have revoked or suspended the status of the Borrower, or any Subsidiary with total capital in excess of $1,000,000, as a national securities exchange under the Exchange Act (if such status has been granted) or as a broker or dealer under the Exchange Act, or (ii) the Securities Investor Protection Corporation shall have applied for a protective decree with respect to the Borrower or any Subsidiary with total capital in excess of $1,000,000; or

(r) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding any other provision of this Agreement or any other Loan Document, any Event of Default constituting a Clean-up Default shall only apply if it is continuing on or at any time after the expiry of the Clean-up Period and until such time, none of the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Bank or the Collateral Agent shall be entitled to take any Deferred Enforcement Action as a result of any Clean-up Default; provided that (A) to the extent it can do so without breaching any confidentiality obligations entered into in good faith and binding on it and to the extent it receives such information, the Borrower notifies the Administrative Agent as soon as reasonably practicable after it becomes aware of the circumstance constituting a Clean-up Default and (B) the Clean-up Default has not been knowingly procured by a Certain Funds Loan Party and is capable of cure (or, to the extent not so capable of being cured, would not have a Material Adverse Effect) and the Borrower takes such steps as are commercially reasonably available to it to procure that Liberty or its subsidiaries (as appropriate) cure such Clean-up Default, it being acknowledged that such steps shall not require the Borrower to take any action that contravenes the Listing Rules nor, until such time as Liberty is a Wholly-Owned Subsidiary, extend to the convening of any shareholders’ meeting or the exercise of any right (as shareholder) to remove directors of the relevant members of Liberty and its subsidiaries or the taking of any action that Bidco as a shareholder in good faith and acting on the advice of counsel considers may reasonably result in an action by the minority shareholders in Liberty or any of its subsidiaries against the officers or shareholders of the Borrower or its Subsidiaries on the grounds of unfair prejudice, breach of duty or otherwise.

ARTICLE VIII

THE AGENTS

Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent and as Collateral Agent and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Lender agrees and acknowledges that the Collateral Agent, in addition to being appointed by and acting on behalf of the Lenders hereto, is also, as of the date hereof, being appointed by and acting on behalf of the Tranche C Lenders under the Tranche C Credit Agreement. Therefore, the Collateral Agent is the agent of and is acting for and on behalf of the Lenders and, in addition, the Tranche C Lenders. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. References in this Article VIII to “Agents” shall mean Administrative Agent and Collateral Agent, collectively.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not such Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the such Agent in good faith to be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

Any Agent may resign at any time upon notice to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent that shall be a bank with an office in the United States or an Affiliate of any such bank, provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Article shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing

Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agents under Sections 2.05(e) and 2.12) allowed in such judicial proceeding, and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

Notwithstanding anything herein to the contrary, neither the Sole Lead Arranger, any Joint Bookrunning Manager nor the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 9600 Blackwell Road, Rockville, Maryland 20850, Attention of General Counsel (Telecopy No. (301) 978-8472);

(b) if to the Administrative Agent, to the Administrative Agent’s Office;

(c) if to an Issuing Bank or Swingline Lender other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing; and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE

PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, neither any Loan Document (nor the Collateral Allocation Mechanism Agreement) nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section

2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, or change the Collateral Allocation Mechanism Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby (and each Lender under the Tranche C Credit Agreement adversely affected thereby), (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), (vi) release any material Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) or (viii) of paragraph (b) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, the Arranger, each Joint Bookrunning Manager, the Syndication Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any material respect to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) the Issuing Bank and Swingline Lender, provided that no consent of the Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

      (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) contemporaneous assignments of or to two or more Approved Funds of an Assignee Group shall be treated as a single assignment for purposes of this clause (A), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth on Schedule 9.04 hereof; provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by a Lender or an Affiliate of such Lender.

      (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

      (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements and interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

      (vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures

and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (provided, that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

      (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and

(ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) [Intentionally omitted]

(g) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 9.04(b), Bank of America may, (i) upon 30 days’ written notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ written notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Exposures with respect thereto. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and the Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank and their respective Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or their respective properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B)

ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.16 Additional Agreements. Each Lender party hereto acknowledges and consents to the provisions of (a) the Restructuring Letter dated the Effective Date (as the same may be amended, modified or waived from time to time in accordance with the provisions of this Agreement, the “Restructuring Letter”) among and between the Borrowers and the Administrative Agent on behalf of the Lenders and (b) the Collateral Allocation Mechanism Agreement, in the form attached hereto as Exhibit B, dated the Effective Date (as the same may be amended, modified or waived in accordance with the terms of this Agreement, the “CAM Agreement”) among and between the Administrative Agent and the Collateral Agent, each on behalf of the Lenders, and the Administrative Agent and the Collateral Agent under the Tranche C Credit Agreement, each on behalf of the Lenders under the Tranche C Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ David Warren
Name:	David Warren
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Brad Jones
Name:	Brad Jones
Title:	Managing Director

BANK OF AMERICA, N.A., as a Lender, Swingline Lender and Issuing Bank

By:	/s/ Brad Jones
Name:	Brad Jones
Title:	Managing Director

DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Jorge Rodriguez
Name:	Jorge Rodriguez
Title:	Director

By:	/s/ Jonathan Newman
Name:	Jonathan Newman
Title:	Vice President